                                                                 Exhibit (a)(1)


                               REGISTER.COM, INC.

         OFFER TO EXCHANGE CERTAIN OUTSTANDING OPTIONS FOR NEW OPTIONS
     THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 5:59 P.M., EASTERN TIME, ON
                JANUARY 15, 2003, UNLESS THE OFFER IS EXTENDED.


   Register.com, Inc. ("Register.com") is offering certain option holders who are current employees of Register.com or one of our subsidiaries the opportunity to exchange their outstanding stock options (other than certain excluded options) originally granted under our 2000 Stock Incentive Plan, as amended and restated ("2000 Plan"), our 1999 Stock Option Plan ("1999 Plan") (all of which options have been incorporated into our 2000 Plan) or under our 1997 Stock Option Plan ("1997 Plan") (all of which options have been incorporated into our 2000 Plan) ("Eligible Options") for new options ("New Options") to purchase shares of Register.com common stock ("Common Stock") that we will grant under our 2000 Plan. If you choose to return for exchange any Eligible Options, you must also return for exchange all of your Required Options. "Required Options" are all options, if any, granted to you by Register.com on or after June 15, 2002. Options granted on June 4, 2000 in connection with the acquisition of Inabox, Inc. are excluded from this Offer.

   We are making this offer upon the terms and subject to the conditions set forth in this Offer to Exchange and in the related Letter of Transmittal (which together, as they may be amended or supplemented from time to time, constitute the "Offer"). You are not required to accept the Offer. If you choose to accept the Offer, then you may return for exchange any or all of your Eligible Options. If you decide to return for exchange one or more of your Eligible Options, then you must return for exchange the entire outstanding portion of each option you want to have exchanged. If you choose to return for exchange any Eligible Option you must also return for exchange all of your Required Options, if any, and, by returning for exchange any of your Eligible Options, you will automatically be deemed to have returned all of your Required Options for exchange and cancellation.

   The Offer is subject to the conditions described in Section 7 of this Offer to Exchange. The Offer is not conditioned upon a minimum number of options being returned.

   We will grant you a New Option under the 2000 Plan for each Eligible Option and each Required Option you return that we accept for exchange, but only if you continue to be an employee of Register.com or one of our subsidiaries through the grant date of the New Option. If you cease to be employed by Register.com or any of our subsidiaries for any reason whatsoever after we accept your returned options for exchange and cancellation and prior to the grant date of the New Options, you will not receive any New Options, or any other payment or consideration, in exchange for your returned options.

   The New Options will be granted on or promptly after the first trading day that is at least six months and one day after the date the returned options are accepted for exchange and cancelled. The exercise price of the New Options will be equal to the last reported sale price of our Common Stock on the Nasdaq National Market (or such other market on which the shares are principally traded or quoted) on the date of grant.

   The number of shares of Common Stock subject to each New Option will be equal to eighty percent (80%) of the number of shares that were subject to the corresponding Eligible Option or Required Option that was returned for exchange at the time such option was accepted for exchange and cancelled (rounded up to the nearest whole share). The shares subject to the New Option will be adjusted for any stock split, combination or the like occurring prior to the grant date of the New Options.

   Each New Option will vest as follows:

   o on the date of grant, each New Option will be vested to the same extent that the option it replaces was vested on the date such option was accepted for exchange and cancelled (except that the number of shares vested under the New Option will be equal to 80% of the number of shares vested under the corresponding option that was returned for exchange rounded up to the nearest whole share);

   o you will receive no vesting credit during the period between the date we accept for exchange and cancel your returned Eligible Option or Required Option and the date of grant of the New Options;

   o after the grant date, each New Option will vest with respect to the remaining shares in accordance with the same vesting schedule applicable to the corresponding cancelled option with the first such vesting occurring on the next monthly anniversary of the vesting commencement date of your cancelled option (except that the number of shares vesting will be equal to 80% of the number of shares that would have vested on each date under the corresponding returned option).

   Accordingly, the vesting schedule of the New Option will be longer than the vesting schedule applicable to your cancelled option.

   For example, suppose you exchange an option (i) that was granted on January 21, 2000 for a total of 4,200 shares (none of which have been previously exercised) and (ii) that vests over 42 months at the rate of 100 shares per month starting from July 21, 2000 and ending on December 21, 2003. If the option cancellation were to occur on January 15, 2003, you would have been vested with respect to 3,000 of the shares on the date the option was cancelled. If the New Options are granted on July 16, 2003, you would be granted a New Option that (a) covers 3,360 shares (i.e. 80% of the 4,200 unexercised shares subject to the cancelled option), (b) is vested on July 16, 2003 for 2,400 shares (i.e. 80% of the 3,000 shares that were vested under the tendered option on the cancellation date), (c) that will vest on the 21st of each month at the rate of 80 shares per month (i.e. 80% of 100 shares per month) commencing July 21, 2003, and (d) that will be vested in full on June 21, 2004, i.e. approximately six (6) months beyond the date the exchanged option would have fully vested. If the New Options are granted on July 24, 2003, you will commence vesting under the New Option on August 21, 2003 and will be fully vested on July 21, 2004, i.e. approximately seven (7) months beyond the date the exchanged option would have fully vested.

   All options returned for exchange and accepted by us pursuant to the Offer will be cancelled.

   Any Eligible Option that you do not return for exchange or that is not accepted by us for exchange will remain outstanding and you will continue to hold such option in accordance with its terms.

   As of November 29, 2002, options to purchase 5,740,333 shares of our Common Stock were outstanding under our 2000 Plan (including the options incorporated into the 2000 Plan from the 1999 Plan and the 1997 Plan).

   Although our Board of Directors has approved this Offer, neither we nor our Board of Directors makes any recommendation as to whether you should return your options for exchange or refrain from returning your options for exchange. You must make your own decision whether to exchange your options taking into account your own personal circumstances and preferences. Our executive officers other than our Chief Executive Officer and our Executive Chairman of the Board of Directors are eligible to participate in the Offer. Non-employee members of our Board of Directors are not eligible to participate in the Offer. We anticipate that most of our executive officers who are eligible will participate in the Offer for some or all of their Eligible Options.

   Shares of our Common Stock are quoted on the Nasdaq National Market under the symbol "RCOM." On December 12, 2002 the last reported sale price of our Common Stock on the Nasdaq National Market was $4.50 per share. The New Options will not be granted until a date that is on or promptly after the first trading day that is six months and one day after the returned options are accepted for exchange and cancelled. The exercise price per share of the New Options will be the last sale price of our Common Stock as reported on the Nasdaq National Market (or such other market on which our shares are principally traded or quoted) on the date of grant. The exercise price of your New Options may be higher or lower than the current price of our Common Stock, and may be higher or lower than the exercise price per share of the options which you return for exchange. The market price of our Common Stock has declined substantially over the last year and has been subject to high volatility. Our Common Stock may trade at prices below the exercise price per share of the New

Options. Depending on the exercise price of your tendered options and other factors, including the fact that fewer shares will be purchasable under the New Options than under the options returned for exchange and the New Options will be subject to a longer vesting schedule, the New Options may be less valuable than the options you return for exchange. We recommend that you obtain current market quotations for our Common Stock before deciding whether to exchange your options. At the same time, you should consider that the current market price of our Common Stock may provide little or no basis for predicting what the market price of our Common Stock will be on the grant date of the New Options or at any time in the future. We also recommend that you carefully review the Risk Factors set forth in Section 19 of the Offer below (pages 35-37) and more fully in pages 27-48 of our Quarterly Report on Form 10-Q for the period ended September 30, 2002 which may be obtained as set forth in Section 18 of the Offer below. You should carefully consider all of these uncertainties before deciding whether to accept the Offer.

   You should direct questions about the Offer or requests for assistance or for additional copies of the Offer to Exchange or the Letter of Transmittal to the Human Resources Department, Register.com, Inc., 575 Eighth Avenue, 8th Floor, New York, New York 10018 (telephone: (212) 798-9100; facsimile:
(212) 798-9114) or e-mail optionquestions@register.com.

   We have not authorized anyone to give you any information or to make any representation in connection with this Offer other than the information and representations contained in this document or in the related Letter of Transmittal. If anyone makes any representation or gives you any information that is different from the representations and information contained herein, you must not rely upon that representation or information as having been authorized by us. We have not authorized any person to make any recommendation on our behalf as to whether you should return or refrain from returning your options for exchange pursuant to the Offer. If anyone makes any recommendation to you, you must not rely upon that recommendation as having been authorized by us. You should rely only on the representations and information contained in this document or to which we have referred you.

   If you wish to return your options for exchange, you must complete and sign the Letter of Transmittal in accordance with its instructions, and mail or otherwise deliver it and any other required documents to us at Register.com, Inc., 575 Eighth Avenue, 8th Floor, New York, New York Attention: VP, Human Resources or by facsimile to (212) 798-9114.

   We are not making the Offer to, nor will we accept any submission for exchange of options from or on behalf of, option holders in any jurisdiction in which the Offer or the acceptance of any exchange of options would not be in compliance with the laws of such jurisdiction. However, we may, at our discretion, take any actions necessary for us to make the Offer and grant New Options to option holders in any such jurisdiction.

                               TABLE OF CONTENTS



SUMMARY TERM SHEET .......................................................     2

THE OFFER ................................................................    12

   1.      Number of Options; Expiration Date ............................    12

   2.      Purpose of the Offer ..........................................    13

   3.      Status of Eligible Options Not Exchanged ......................    14

   4.      Procedures for Exchanging Options .............................    14

   5.      Withdrawal Rights .............................................    15

   6.      Acceptance of Options for Exchange and Issuance of New Options     16

   7.      Conditions of the Offer .......................................    19

   8.      Price Range of Common Stock Underlying the Options ............    21

   9.      Source and Amount of Consideration; Terms of New Options ......    22

   10.     New Options Will Differ From Eligible Options and Required
           Options .......................................................    26

   11.     Information Concerning Register.com ...........................    27

   12.     Interests of Directors and Officers; Transactions and
           Arrangements Concerning the Options ...........................    28

   13.     Status of Options Acquired by Us in the Offer; Accounting
           Consequences of the Offer .....................................    31

   14.     Legal Matters; Regulatory Approvals ...........................    32

   15.     Material U.S. Federal Income Tax Consequences .................    32

   16.     Extension of Offer; Termination; Amendment ....................    34

   17.     Fees and Expenses .............................................    34

   18.     Additional Information ........................................    34

   19.     Miscellaneous .................................................    35


SCHEDULE I -- INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE OFFICERS OF REGISTER.COM, INC.

                          INDEX TO SUMMARY TERM SHEET



    1.     Why is Register.com making the Offer? ..............                2

    2.     What securities is Register.com offering to
           exchange? ..........................................                2

    3.     Which options are excluded from this Offer? ........                2

    4.     What is the difference between an Eligible Option
           and a Required Option? .............................                2

    5.     Who is eligible to participate in the Offer? .......                3

    6.     Are employees located outside the United States
           eligible to participate? ...........................                3

    7.     May I exchange either vested or unvested options? ..                3

    8.     With respect to each of my Eligible Options, do I
           have to return for exchange the entire option or
           may I decide to return for exchange only a portion
           of the option? .....................................                3

    9.     May I tender options that I have already exercised?                 3

   10.     How many New Options will I receive in exchange for
           my returned options? ...............................                4

   11.     What happens if I do not accept the Offer? .........                4

   12.     What are the conditions to the Offer? ..............                4

   13.     Must I remain an employee of Register.com to get
           New Options? .......................................                4

   14.     What if I am not an employee of Register.com when
           the New Options are granted? .......................                4

   15.     What happens if after I return my options for
           exchange I leave Register.com or am terminated as
           an employee? .......................................                5

   16.     How does a leave of absence impact this Offer? .....                5

   17.     When will I receive my New Options? ................                5

   18.     Why doesn't Register.com grant the New Options
           immediately after the expiration date of the Offer?                 6

   19.     What will be the exercise price of the New Options?                 6

   20.     When will the New Options vest? ....................                6

   21.     Will the New Options be different from my Eligible
           Options and my Required Options? ...................                7

   22.     If I exchange options in the Offer, will I be
           eligible to receive additional option grants before
           I receive my New Options? ..........................                7

   23.     What happens if Register.com merges into or is
           acquired by another company? .......................                7

   24.     Is Register.com still restructuring?
           How may this affect me?.............................                8

   25.     Will I have to pay taxes if I exchange my options
           in the Offer? ......................................                8

   26.     Will my New Options be Incentive Stock Options? ....                9

   27.     If I have Incentive Stock Options, what happens if
           I elect not to exchange them in this Offer? ........                9

   28.     When does the Offer expire? Can the Offer be
           extended, and if so, how will I be notified if it
           is extended? .......................................                9

   29.     How do I exchange my options? ......................                9

   30.     Didn't Register.com say that it could not reprice
           options? ...........................................               10

   31.     During what period of time may I withdraw
           previously returned options? .......................               10

   32.     What does Register.com think of the Offer? .........               10

   33.     What are some of the key dates to remember? ........               10

   34.     Who can I talk to if I have questions about the
           Offer? .............................................               11

                               SUMMARY TERM SHEET


   The following are answers to some of the questions that you may have about the Offer. We urge you to carefully read the remainder of the Offer to Exchange and the accompanying Letter of Transmittal because the information in this summary and in the introductory pages preceding this summary is not complete and may not contain all of the information that is important to you. Additional important information is contained in the remainder of the Offer to Exchange and the Letter of Transmittal. We have included page references to the relevant sections of the Offer to Exchange where you can find a more complete description of the topics in this summary.

   Explanations of the following key terms may be found in the referenced question located on the referenced page number:

   Eligible Options: See Question 2 on page 2

   Required Options: See Question 2 on page 2

   Grant Date of the New Options: See Question 17 on page 5

   Incentive Stock Option: See Question 26 on page 9

   Non-Statutory Option: See Question 26 on page 9

   New Option: See Questions 19-21 beginning on page 6

1. Why is Register.com making the Offer?

   Many of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price of our Common Stock. For this reason, we believe these options do not effectively retain and motivate employees, and are unlikely to be exercised in the foreseeable future. By making the offer to exchange outstanding options for New Options that will have an exercise price equal to the market value of our Common Stock on the grant date, we intend to provide our employees with the benefit of holding options that over time may have a greater potential to increase in value, and thereby create better incentives for our employees to remain with us and contribute to the attainment of our business and financial objectives and the creation of value for all of our stockholders. (Page 13)

2. What securities is Register.com offering to exchange?

   We are offering to exchange your Eligible Options and Required Options, if any, for New Options. Eligible Options are all outstanding stock options (other than the Excluded Options) held by current employees (other than our Chief Executive Officer and Executive Chairman of the Board of Directors) originally granted under the 2000 Plan, the 1999 Plan or the 1997 Plan. The options granted under the 1999 Plan and 1997 Plan have been incorporated into the 2000 Plan. If you elect to exchange any of your Eligible Options, you must also exchange all of your Required Options, and, by returning for exchange any of your Eligible Options, you will automatically be deemed to have returned all of your Required Options for exchange and cancellation. Required Options are all options, including Eligible Options, granted to you by us on or after June 15, 2002. We will provide you with a printout of a personal summary of the options that have been granted to you, including information relating to grant date and exercise price. You can also access such a summary via an internet web tool located at https://www.optionselect.db.com. (Page 12)

3. Which options are excluded from this Offer?

   Options granted on June 4, 2000 in connection with the acquisition of Inabox, Inc. (the "Excluded Options") have been excluded by the Board of Directors from this Offer.

4. What is the difference between an Eligible Option and a Required Option?

   An Eligible Option is any option outstanding under the 2000 Plan (including those options originally granted under the 1999 Plan and 1997 Plan, but not including the Excluded Options). A Required Option is any option, including Eligible Options, granted to you by Register.com on or after June 15, 2002. If you choose to return for exchange any of your Eligible Options, then you must also return for exchange all of your Required Options. By returning for exchange any Eligible Options, you will automatically be deemed to have returned all of your Required Options for exchange and cancellation.

5. Who is eligible to participate in the Offer?

   All current employees of Register.com and its subsidiaries, including our executive officers (other than our Chief Executive Officer and Executive Chairman of the Board of Directors), are eligible to participate in the Offer to the extent they hold outstanding Eligible Options. Our Chief Executive Officer, Executive Chairman of the Board of Directors and non-employee members of our Board of Directors are not eligible to participate in the Offer. (Page
12)

6. Are employees located outside the United States eligible to participate?

   Yes. All current employees, including employees located outside the United States, holding Eligible Options may participate in the Offer. Special considerations may apply to employees located outside the United States. In some countries, the application of local rules may have important consequences to those employees. We have distributed with this Offer to Exchange short summaries of certain of these consequences and additional terms and conditions with respect to some of the countries where our non-U.S. employees are located. If you are an employee located outside the United States, you should review these summaries and consult your individual tax, legal and investment advisors before deciding whether to accept the Offer. (Page 12)

7. May I exchange either vested or unvested options?

   Yes. You may return for exchange any or all of your Eligible Options, whether or not they are vested. But if you choose to accept the Offer with respect to any of your Eligible Options, you must return the entire Eligible Option, vested or unvested. Moreover, if you choose to accept the Offer with respect to any of your Eligible Options, you must also exchange all of your Required Options, whether or not they have vested.

8. With respect to each of my Eligible Options, do I have to return for exchange the entire option or may I decide to return for exchange only a portion of the option?

   You may choose to return for exchange one Eligible Option in its entirety and not return for exchange another. You may not return for exchange less than all of a particular outstanding option.

   For example, if you have received two Eligible Options, in each case on or before June 14, 2002, you may choose to return for exchange neither option, both options or one option. However, if you wish to exchange an Eligible Option, you may not return for exchange anything less than that entire option to the extent outstanding. If you have exercised an Eligible Option in part, the option is outstanding only to the extent of the unexercised portion of the option.

   If you were granted an Eligible Option that was divided into an incentive stock option ("Incentive Stock Option") and a non-statutory option ("Non-Statutory Option") because of the rules limiting the amount of Incentive Stock Options you could receive, we treat these as single option grants and, accordingly, you may only choose to exchange both options or neither option.

   You are not required to accept the Offer. However, if you choose to return any Eligible Option for exchange, you must return all of your Required Options for exchange, if any. By returning for exchange any Eligible Option, you will automatically be deemed to have returned all of your Required Options for exchange and cancellation. (Page 18)

9. May I tender options that I have already exercised?

   No. The Offer only pertains to outstanding options, and does not apply in any way to shares purchased, whether upon the exercise of options or otherwise, whether or not you have vested in those shares. If you have exercised an Eligible Option in its entirety, that option is no longer outstanding and is therefore not subject to the Offer. If you have exercised an Eligible Option in part, the remaining unexercised portion of that option is outstanding and may be tendered for exchange pursuant to the Offer. Options for which you have properly submitted an exercise notice prior to the date the Offer expires will be considered exercised to that extent, whether or not you have received confirmation of exercise for the shares purchased.

10. How many New Options will I receive in exchange for my returned options?

   The number of shares of our Common Stock subject to each New Option we grant pursuant to the Offer will be equal to 80% of the number of shares that were subject to the returned option at the time it was accepted for exchange and cancelled (rounded up to the nearest whole share) subject to adjustment for any stock split, combination or the like occurring prior to the grant date of the New Options. Thus, for every five (5) shares of Common Stock that are subject to an exchanged Eligible Option or Required Option at the time of its cancellation, you will receive the right to purchase four (4) shares of Common Stock under the corresponding New Option. For example if you exchanged an Eligible Option or Required Option to purchase 500 shares of Common Stock, you will receive a New Option to purchase 400 shares of Common Stock.

   If you have exercised an Eligible Option in part, the remaining unexercised portion of that option is outstanding and may be returned for exchange pursuant to the Offer.

   All returned options that we accept for exchange will be cancelled, along with the corresponding stock option agreement and right to purchase Common Stock, and will cease to exist. The New Options will be granted under our 2000 Plan and will be subject to the terms and conditions of the 2000 Plan, as applicable, and a new stock option agreement between you and us. (Page 12)

11. What happens if I do not accept the Offer?

   All Eligible Options that you choose not to return for exchange, or that we do not accept for exchange and cancellation, will remain outstanding, and you will continue to hold such options in accordance with their terms. (Page 14)

12. What are the conditions to the Offer?

   The Offer is subject to the conditions described in Section 7. The Offer is not conditioned upon a minimum number of options being tendered. (Page 19)


13. Must I remain an employee of Register.com to get New Options?

   Yes. To receive a New Option under the 2000 Plan, you must remain an employee of Register.com or one of our subsidiaries through the date we grant the New Options. As discussed below, the New Options will be granted on or promptly after the first trading day that is at least six months and one day after the date returned options are accepted for exchange and cancelled.

   If you do not remain an employee of Register.com or one of our subsidiaries from the date you return your options for exchange through the date your New Options are granted, you will not receive any New Options or any other payment or consideration in exchange for your returned options that have been accepted for exchange and cancelled. This rule applies regardless of the reason your employment terminated and whether as a result of voluntary resignation, involuntary termination, including termination in connection with a restructuring of Register.com, death or disability. (Page 12)

14. What if I am not an employee of Register.com when the New Options are granted?

   If you are not an employee of Register.com or one of our subsidiaries when New Options to which you would otherwise have been entitled are granted, you will not be granted any New Options. Your Eligible Options and your Required Options may currently be fully or partially vested. If you do not accept the Offer, when your employment with us ends, you generally will be able to exercise your options, if any, during the limited period specified in your option documents (usually three months), to the extent those options are vested on the day your employment ends. But, if you accept the Offer, your returned options will be cancelled, and you will not be eligible to receive New Options if you are not employed by us from the date you exchange your Eligible Options and Required Options through the grant date of the New Options. (Page 12)

15. What happens if after I return my options for exchange I leave Register.com or am terminated as an employee?

   The result depends on when the termination of your employment occurs:

   If your employment with us terminates for any reason prior to the expiration of the Offer (currently anticipated to occur on January 15, 2003), your returned options will automatically be withdrawn and will be returned to you, and you may exercise those options in accordance with their terms to the extent you are vested in them. If your returned options are automatically withdrawn and returned to you, you will not receive any New Options.

   If your employment with us terminates for any reason after your returned options are accepted for exchange and cancelled but prior to the grant date of the New Options, you will not be entitled to receive a New Option or to have your cancelled options returned or to receive any payment for your cancelled options. You will lose the options that were returned for exchange. Once your returned options have been accepted for exchange and cancelled, you will have no rights with respect to those options, and they will not be reissued or returned to you for any reason. You will only be entitled to receive a New Option if you remain continuously employed by us through and including the date of grant.

   If your employment terminates after the date of grant of the New Options, you will only be able to exercise the New Options to the extent they are vested and exercisable at the time of your termination, and you will only have the limited time period specified in the option agreement following your termination in which to exercise the vested portion of your New Options. You should note that the New Options have a different vesting schedule and will vest over a longer period of time than your returned options.

   This Offer does not change the nature of your employment with us, and does not create any obligation of Register.com or any of our subsidiaries to continue your employment for any period. United States employees are "at will." Your employment may be terminated by us or by you at any time, including prior to the grant date or vesting of the New Options, for any reason, with or without cause.

16. How does a leave of absence impact this Offer?

   A leave of absence will not have any impact on the number of shares you may purchase under the New Options. However, like our other options, vesting under the New Options may be suspended for unpaid leave in accordance with our employment policies in effect from time to time. If you are currently on a leave of absence during which the vesting of your options is suspended, if you accept this Offer your New Options will not begin to vest until the later of the date you return to work or the grant date of the New Option. If you return to work prior to the grant date of the New Options, you will not receive credit towards your vesting under the New Options for the time between your return to work and the grant date of the New Options. If you are on leave when the New Options are granted, and the vesting of your options is suspended in accordance with our employment policies then in effect, you will be granted your New Options at that time, but vesting will be suspended in accordance with our employment policies in effect from time to time. If a New Option expires before you vest in full because vesting was suspended while you were on leave, any unvested portion will be cancelled. Please contact our VP of Human Resources if you have additional questions regarding our employment policies with respect to option vesting and leaves of absence, which policies may vary as required by law.

17. When will I receive my New Options?

   We will grant the New Options on or promptly after the first trading day that is at least six months and one day after the date we accept for exchange and cancel returned options. If we accept for exchange and cancel returned options on January 15, 2003, which is the scheduled expiration date of the Offer, the grant date of the New Options will be on or promptly after July 16, 2003. (Page 16)

18. Why doesn't Register.com grant the New Options immediately after the expiration date of the Offer?

   If we were to grant the New Options to option holders participating in the Offer on any date that is earlier than six months and one day after the date we cancel the options accepted for exchange, we would be required for financial reporting purposes to record a compensation expense charge against our earnings in an amount which would vary up or down each quarter based on changes in the market price of our common stock. By deferring the grant of the New Options for at least six months and one day, we will not have to record such a compensation expense charge with respect to those options. (Page 32)

19. What will be the exercise price of the New Options?

   The exercise price per share of the New Options will be equal to the last reported sale price of our Common Stock on the Nasdaq National Market (or such other market on which the shares are principally traded or quoted) on the date we grant the New Options. Accordingly, we cannot predict the exercise price of the New Options. The last reported sale price per share of our Common Stock on the Nasdaq National Market on December 12, 2002 was $4.50. Because we will not grant New Options until on or promptly after the first trading day that is at least six months and one day after the date we accept and cancel the options returned for exchange, the New Options may have a higher exercise price than some or all of your returned options. In addition, after the grant of the New Options, our Common Stock may trade at a price below the exercise price per share of those options. Depending on the exercise price of your returned options and other factors, including the fact that fewer shares will be purchasable under the New Options than under the option returned for exchange and the New Options will be subject to a longer vesting period, the New Options may be less valuable than the options you are returning for exchange. We recommend that you obtain current market quotations for our Common Stock before deciding whether to exchange your options. At the same time, you should consider that the current market price of our Common Stock may provide little or no basis for predicting what the market price of our Common Stock will be on the grant date of the New Options or at any time in the future. We also recommend that you carefully review the Risk Factors set forth in Section 19 of the Offer below (pages 35-37) and more fully in pages 27-48 of our Quarterly Report on Form 10-Q for the period ended September 30, 2002 which may be obtained as set forth in Section 18 of the Offer below. (Page 21)

20. When will the New Options vest?

   Each New Option will vest as follows:

   o on the date of grant, each New Option will be vested to the same extent that the option it replaces was vested on the date such option was accepted for exchange and cancelled (except that the number of shares vested under the New Option will be equal to 80% of the number of shares vested under the corresponding option that was returned for exchange rounded up to the nearest whole share);

   o you will receive no vesting credit during the period between the date we accept for exchange and cancel your returned Eligible Option or Required Option and the date of grant of the New Options;

   o after the grant date, each New Option will vest with respect to the remaining shares in accordance with the same vesting schedule applicable to the corresponding cancelled option with the first such vesting occurring on the next monthly anniversary of the vesting commencement date of your cancelled option (except that the number of shares vesting will be equal to 80% of the number of shares that would have vested on each date under the corresponding returned option).

   Accordingly, the vesting schedule of the New Option will be longer than the vesting schedule applicable to your cancelled option.

   For example, suppose you exchange an option (i) that was granted on January 21, 2000 for a total of 4,200 shares (none of which have been previously exercised) and (ii) that vests over 42 months at the rate of 100 shares per month starting from July 21, 2000 and ending on December 21, 2003. If the option cancellation were to occur on January 15, 2003, you would have been vested with respect to 3,000 of the shares on the date the option was cancelled. If the New Options are granted on July 16, 2003, you would be granted a New Option that (a) covers 3,360 shares (i.e. 80% of the 4,200 unexercised shares subject to the cancelled option),
(b) is vested on July 16, 2003 for 2,400 shares (i.e. 80% of the 3,000 shares that were vested under the tendered option on the cancellation date), (c) that will vest on the 21st of each month at the rate of 80 shares per month (i.e. 80% of 100 shares per month) commencing July 21, 2003, and (d) that will be vested in full on June 21, 2004, i.e. approximately six (6) months beyond the date the exchanged option would have fully vested. If the New Options are granted on July 24, 2003, you will commence vesting under the New Option on August 21, 2003 and will be fully vested on July 21, 2004, i.e. approximately seven (7) months beyond the date the exchanged option would have fully vested. (Page 12)

21. Will the New Options be different from my Eligible Options and my Required Options?

   Yes. To the extent your Eligible Options and your Required Options were granted under or incorporated into our 2000 Plan, the New Options granted in exchange for those options will have substantially the same terms and conditions as those options, except for the reduced number of shares, the new exercise price, a delayed vesting schedule and a new ten-year maximum term. (Page 26)

   Please note that if your surrendered options were subject to any special acceleration provisions included in your old option agreement or in another agreement with Register.com, your New Options will be subject to the same provisions and will be set forth in your new option agreement.

   New Options granted to employees located outside the United States may be subject to certain restrictions and limitations, which are described in the attached country-specific Addenda. As a result, an alternative form of stock option agreement with different terms may be required for New Options granted to employees located outside the United States. (Page 26)

22. If I exchange options in the Offer, will I be eligible to receive additional option grants before I receive my New Options?

   No. Unfortunately, if we were to grant you any option sooner than six months and one day after canceling your returned options, we would be required for financial reporting purposes to record a compensation expense charge against our earnings. Accordingly, if we accept for exchange any of the options you return pursuant to the Offer, you will not be granted any other options, including without limitation any discretionary merit or promotion options that may be approved for you as part of a promotion or other merit review or adjustment, until the grant date for your New Options. By deferring the grant of all options to those option holders whose options we accept for exchange and cancellation, we will not have to record such a compensation expense charge with respect to those options. (Page 31)

   We may postpone granting all discretionary merit or promotion options for all employees until after the grant date of the New Options. Accordingly, if you do not return for exchange any of your Eligible Options in the Offer, it is possible that you still may not receive discretionary merit or promotion option grants prior to the date New Options are granted to others. (Page 16)

23. What happens if Register.com merges into or is acquired by another company?

   The consequence and effect of a merger or acquisition of Register.com will differ depending on the timing and form of the transaction:

   If we merge with or are acquired by another company before the end of the period for accepting the Offer, you may withdraw your returned options and have all the rights afforded you to acquire our Common Stock under the existing agreements evidencing those options.

   If we are acquired and become a subsidiary of the acquiring corporation after your returned options are accepted for exchange and cancelled but before the New Options are granted, our obligations in connection with the Offer would not be automatically assumed by the acquiring corporation. Whether or not the obligation to grant the New Options is assumed would depend on the terms of the acquisition agreement. While we would seek to make provision for tendering option holders in the acquisition agreement, we cannot guarantee what, if any, provision would be made. As a result, we cannot guarantee that any New Options would be granted by the acquiror in the event of such an acquisition. Therefore, it is possible that you could give up your Eligible Options and Required Options and not receive any New Options from the acquiring corporation.

   If, instead of becoming a subsidiary, we are merged directly into another entity after your returned options are accepted for exchange and cancelled but before the New Options are granted, the surviving corporation would automatically assume our obligations with respect to the Offer. The New Options would be options to purchase shares of the surviving corporation. The number of shares would be equal to the number of our shares that you would have received under the New Option multiplied by the exchange ratio that was used in the transaction. The exercise price would be based on the market price of the surviving corporation's stock on the date the New Options are granted.

   If we merge into or are acquired by another company after the grant of the New Options, those options may be assumed by the merged company or the acquiring company, in which event they would continue to vest in accordance with the vesting schedule in effect for them prior to the acquisition. If the New Options are not assumed or replaced with a cash incentive program preserving the spread on those options at the time of the merger or acquisition, those options would vest on an accelerated basis and become excisable for all of the option shares outstanding immediately prior to the acquisition, and then if the options are not exercised prior to the acquisition, they would terminate. (Page 17)

24. Is Register.com still restructuring? How may this affect me?

   Register.com recently initiated a restructuring process which may continue throughout 2003. The restructuring efforts are directed at reducing our costs, have included, among other initiatives, the combination of certain customer segments, have resulted in employee layoffs and may result in additional layoffs in the future. Any such termination of employment may occur prior to the expiration date of the Offer, after the expiration date of the Offer but prior to the grant date of the New Options, or after the grant date of the New Options.

   The impact of the termination of your employment with Register.com on your Eligible Options or New Options is dependent on the date of your termination. If your employment with us terminates for any reason after your returned options are accepted for exchange and cancelled but prior to the grant date of the New Options, you will not be entitled to receive a New Option or to have your cancelled options returned or to receive any payment for your cancelled options. You will lose the options that were returned for exchange. You will only be entitled to receive a New Option if you remain continuously employed by us through and including the date of grant of the New Option.

   If your employment terminates after the date of grant of the New Options, you will only be able to exercise the New Options to the extent they are vested and exercisable at the time of your termination, and you will only have the limited time period specified in the option agreement following your termination in which to exercise the vested portion of your New Options.

   Once your returned options have been accepted for exchange and cancelled at the expiration of the Offer, you will have no rights with respect to those options, and they will not be reissued or returned to you for any reason.

   This Offer does not change the nature of your employment with us, and does not create any obligation on Register.com to continue your employment for any period. United States employees are generally considered to be "at-will" employees. Employment of "at-will" employees may be terminated by us or by the employee at any time, including prior to the grant date or vesting of the new options, for any reason, with or without cause. (Page 18)

25. Will I have to pay taxes if I exchange my options in the Offer?

   If you exchange any options pursuant to the Offer, you will not be required under current U.S. law to recognize income for U.S. federal income tax purposes at the time of the return for exchange or upon our acceptance and cancellation of the options. In addition, the grant of the New Options is not a taxable event under current U.S. law, and you will not be required under current U.S. law to recognize income for U.S. federal income tax purposes at the time of grant.

   All option holders, including those subject to taxation in a foreign jurisdiction, whether by reason of their nationality, residence or otherwise, should consult with their own personal tax advisors as to the tax consequences of their participation in the Offer. Tax consequences may vary depending on each individual participant's circumstances. We have distributed with this Offer to Exchange short summaries of some of those consequences with respect to some of the countries where our non-U.S. employees are located. If you are an employee located outside the United States, you should review these summaries, and you should also consult your individual tax advisor before deciding whether or not to participate in the Offer. (Page 32)

26. Will my New Options be Incentive Stock Options?

   The New Options will be designed to qualify as Incentive Stock Options under the U.S. federal tax laws, to the maximum extent permissible. For regular U.S. federal income tax purposes, an individual does not recognize any taxable income at the time an Incentive Stock Option is granted or exercised. For alternative minimum tax purposes under U.S. federal income tax laws, the optionee will recognize alternative minimum taxable income at the time the Incentive Stock Option is exercised, and that alternative minimum taxable income will be equal to the amount by which the fair market value of the shares purchased under the Incentive Stock Option on the exercise date exceeds the exercise price paid for those shares.

   Because of the statutory $100,000 limitation on the initial exercisability of Incentive Stock Options per calendar year, it is possible that a portion of the New Options granted in exchange for your tendered options will be Non-Statutory or "Non-Qualified" options under U.S. federal tax laws. An individual does not recognize any taxable income when a Non-Statutory Option is granted. When those Non-Statutory Options are subsequently exercised, you will recognize ordinary taxable income equal to the excess of (i) the fair market value of the purchased shares at the time of exercise over (ii) the exercise price paid for those shares, and you must satisfy the applicable withholding taxes with respect to such income. (Page 22)

27. If I have Incentive Stock Options, what happens if I elect not to exchange them in this Offer?

   You will not be subject to current income tax if you do not elect to exchange your Eligible Options for New Options.

   We do not believe that the Offer will change any of the terms of your eligible Incentive Stock Options if you do not accept the Offer. However, the IRS may characterize the Offer as a "modification" of those Incentive Stock Options, even if you decline the Offer. A successful assertion by the IRS that the options are modified could extend the options' holding period to qualify for favorable tax treatment and cause a portion of your Incentive Stock Options to be treated as Non-Statutory Options.

   If you choose not to exchange your Eligible Options, we recommend that you consult with your own tax advisor to determine the tax consequences of the sale of the Common Stock that you will receive when you exercise those options. (Page 33)

28. When does the Offer expire? Can the Offer be extended, and if so, how will I be notified if it is extended?

   The Offer expires on Wednesday, January 15, 2003, at 5:59 p.m., Eastern Time, unless it is extended by us. (Page 13)

   Although we do not currently intend to do so, we may, in our discretion extend the Offer at any time. If the Offer is extended, we will make a public announcement of the extension no later than 9:00 a.m., Eastern Time, on the next business day following the previously scheduled expiration of the Offer period. (Page 34)

29. How do I exchange my options?

   If you decide to exchange your options, you must:

   Properly complete the Letter of Transmittal, in the form that we will provide, by indicating the particular options you are exchanging, including the Required Options. You must complete and sign the Letter of Transmittal manually. Deliver, before 5:59 p.m., Eastern Time, on Wednesday, January 15, 2003, or, if the Offer is extended, before the expiration of the extended Offer, a properly completed and duly signed Letter of Transmittal to Register.com, Inc., 575 Eighth Avenue, 8th Floor, New York, New York 10018,
Attn.: VP, Human Resources (you may fax the Letter of Transmittal to (212) 798-9114) Attn: VP, Human Resources. We will not accept delivery of any Letter of Transmittal after expiration of the Offer.

   If we do not receive a properly completed and duly executed Letter of Transmittal from you prior to the expiration of the Offer, we will not accept any of your options for exchange and you will not be granted any New Options.

   We reserve the right to reject any or all returns of options that we determine are not in appropriate form or that we determine are unlawful to accept. Otherwise, without limiting the rights we have to extend, terminate or amend the Offer, we intend to accept all properly and timely returned Eligible Options and Required Options that are not validly withdrawn. (Page 15)

   If you exchange any Eligible Option pursuant to the Offer, you will automatically be deemed to have returned all of your Required Options for exchange and cancellation.

30. Didn't Register.com say that it could not reprice options?

   Traditional re-pricings of options where the surrendered option was immediately replaced with a new option or the exercise price of the old option was simply reduced require a compensation expense charge to be recorded against the company's earnings. Incurring such an expense charge can depress the company's profitability over an extended period of time. In general, this makes traditional re-pricings impractical. However, an option exchange program that defers the grant of New Options for at least six months and one day after the cancellation of the returned options and sets the exercise price of the New Options equal to fair market value on the new date of grant, does not cause the company to record a compensation expense charge with respect to those options.

31. During what period of time may I withdraw previously returned options?

   You may withdraw your returned options at any time before 5:59 p.m., Eastern Time, on January 15, 2003. If the Offer is extended by us beyond that time, you may withdraw your returned options at any time until the extended expiration of the Offer. To withdraw your returned options, you must deliver to us a written notice of withdrawal, or, a facsimile thereof, with the required information while you still have the right to withdraw the returned options. Once you have withdrawn your options, you may re-submit those options for exchange only by submitting another Letter of Transmittal with the required information in accordance with the procedures described in the Offer to Exchange and the Letter of Transmittal prior to the expiration of the Offer. (Page 15)

32. What does Register.com think of the Offer?

   Although our Board of Directors has approved the Offer, neither we nor our Board of Directors makes any recommendation as to whether you should return your options for exchange or refrain from returning your options for exchange. You must make your own decision whether to exchange options taking into account your own personal circumstances and preferences. Our executive officers (other than our Chief Executive Officer and Executive Chairman of the Board of Directors) are eligible to participate in the Offer. Non-employee members of our Board of Directors are not eligible to participate in the Offer. (Page 14)

33. What are some of the key dates to remember?

   The commencement date of the Offer is December 16, 2002.

   The Offer expires at 5:59 p.m., Eastern Time, on January 15, 2003. The New Options will be granted on or promptly after, the first trading day that is at least six months and one day after the cancellation date of the returned options.

34. Who can I talk to if I have questions about the Offer?

   For additional information or assistance, you should contact:

   Thomas Roth, VP Human Resources;
   Shannon Barnett, HR Generalist, Human Resources
   Jack Levy, VP and General Counsel; or
   Roni Jacobson, Deputy General Counsel
   Register.com, Inc.
   575 Eighth Avenue, 8th Floor
   New York, New York 10018
   (telephone: (212) 798-9100)
   (facsimile: (212) 798-9114)
   (e-mail optionquestions@register.com)

   U.K. employees may also contact Dianne Young, and Canadian employees may contact Gayle Morrison. Each will be reachable through the optionquestions@register.com email address.

   We have not authorized anyone to give you any information or to make any representation in connection with the Offer other than the information and representations contained in this document or in the related Letter of Transmittal. If anyone makes any representation or gives you any information different from the representations and information contained herein, you must not rely upon that representation or information as having been authorized by us. We have not authorized any person to make any recommendation on our behalf as to whether you should return for exchange or refrain from returning your options for exchange pursuant to the Offer. If anyone makes any recommendation to you, you must not rely upon that recommendation as having been authorized by us. You should rely only on the representations and information contained in this document or to which we have referred you.

                                   THE OFFER


1. Number of Options; Expiration Date.

   Upon the terms and subject to the conditions of the Offer, we will exchange, for New Options to purchase Common Stock under the 2000 Plan, all Eligible Options and Required Options that are properly submitted, in accordance with
Section 4, and are not validly withdrawn in accordance with Section 5 before the "Expiration Date," as defined below.

   Eligible Options are all options (other than the Excluded Options) held by current employees of Register.com (other than our Chief Executive Officer and Executive Chairman of the Board of Directors) or one of our subsidiaries that are outstanding under the 2000 Plan (which includes outstanding options granted under the 1999 Plan and 1997 Plan that were incorporated into the 2000
Plan). Required Options are all options, including Eligible Options, granted to you on or after June 15, 2002 under the 2000 Plan. If you choose to exchange any Eligible Options pursuant to the Offer, you must exchange all of your Required Options. By exchanging any Eligible Option pursuant to the Offer, you will automatically be deemed to have returned all of your Required Options for exchange and cancellation. Excluded Options are options granted on June 4, 2000 in connection with the acquisition of Inabox, Inc. Excluded Options are not eligible for exchange in this Offer.

   If you return Eligible Options and Required Options, you will receive, in exchange for each Eligible Option and each Required Option that you return and we accept for exchange and cancellation, a New Option for 80% of the number of unexercised shares subject to the option returned for exchange at the time of cancellation (rounded up to the nearest whole share). Thus, for every five (5) shares of Common Stock that are subject to an Eligible Option or Required Option returned for exchange, you will receive the right to purchase four (4) shares of Common Stock under the New Option. The New Options will be granted on or promptly after the first trading day that is at least six months and one day after the date returned options are accepted for exchange and cancelled.

   If you do not remain an employee of Register.com or one of our subsidiaries from the date you return options for exchange through the date we grant the New Options, you will not receive any New Options, or any other payment or consideration, in exchange for your returned options that have been accepted and cancelled, regardless of how or why your employment terminated.

   If you return any of your Eligible Options and your Required Options for exchange and we accept such options for exchange, we will grant you New Options under the 2000 Plan pursuant to a new stock option agreement. The exercise price of the New Options will be equal to the last reported sale price of our Common Stock on the Nasdaq National Market (or such other market on which our shares are traded or quoted) on the date of grant. The returned options which we accept for exchange pursuant to the Offer will be cancelled, and you will have no further right or entitlement to purchase shares of our Common Stock pursuant to those cancelled options.

   Each New Option will vest as follows:

   o on the date of grant, each New Option will be vested to the same extent that the option it replaces was vested on the date such option was accepted for exchange and cancelled (except that the number of shares vested under the New Option will be equal to 80% of the number of shares vested under the corresponding option that was returned for exchange rounded up to the nearest whole share);

   o you will receive no vesting credit during the period between the date we accept for exchange and cancel your returned Eligible Option or Required Option and the date of grant of the New Options;

   o after the grant date, each New Option will vest with respect to the remaining shares in accordance with the same vesting schedule applicable to the corresponding cancelled option with the first such vesting occurring on the next monthly anniversary of the vesting commencement date of your cancelled option (except that the number of shares vesting will be equal to 80% of the number of shares that would have vested on each date under the corresponding returned option).

   Accordingly, the vesting schedule of the New Option will be longer than the vesting schedule applicable to your cancelled option.

   For example, suppose you exchange an option (i) that was granted on January 21, 2000 for a total of 4,200 shares (none of which have been previously exercised) and (ii) that vests over 42 months at the rate of 100 shares per month starting from July 21, 2000 and ending on December 21, 2003. If the option cancellation were to occur on January 15, 2003, you would have been vested with respect to 3,000 of the shares on the date the option was cancelled. If the New Options are granted on July 16, 2003, you would be granted a New Option that (a) covers 3,360 shares (i.e. 80% of the 4,200 unexercised shares subject to the cancelled option), (b) is vested on July 16, 2003 for 2,400 shares (i.e. 80% of the 3,000 shares that were vested under the tendered option on the cancellation date), (c) that will vest on the 21st of each month at the rate of 80 shares per month (i.e. 80% of 100 shares per month) commencing July 21, 2003, and (d) that will be vested in full on June 21, 2004, i.e. approximately six (6) months beyond the date the exchanged option would have fully vested. If the New Options are granted on July 24, 2003, you will commence vesting under the New Option on August 21, 2003 and will be fully vested on July 21, 2004, i.e. approximately seven (7) months beyond the date the exchanged option would have fully vested.

   There will be a new exercise price and new ten-year maximum term. In addition, New Options granted to employees located outside the United States may be subject to certain restrictions and limitations which are described in the attached country-specific Addenda. As a result, an alternative form of stock option agreement with different terms may be required for New Options granted to employees located outside the United States.

   The term "Expiration Date" means 5:59 p.m., Eastern Time, on January 15, 2003, unless and until we, in our discretion, have extended the period of time during which the Offer will remain open, in which event the term "Expiration Date" refers to the latest time and date at which the Offer, as so extended, expires. See Section 16 for a description of our rights to extend, delay, terminate and amend the Offer, and Section 7 for a description of conditions to the Offer.

   If we decide to take any of the following actions, we will give notice of such action and keep the Offer open for a period of at least ten business days after the date of such notification:

     (1) we increase or decrease the amount of consideration offered for the options;

     (2) we decrease the number of options eligible to be exchanged in the Offer; or

     (3) we increase the number of options eligible to be exchanged in the Offer by an amount that exceeds 2% of the shares of Common Stock issuable upon exercise of the options that are subject to the Offer immediately prior to the increase.

   For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Time, and a "trading day" means any business day on which a last sale price of our Common Stock is reported on the Nasdaq National Market (or other market on which our shares are traded or quoted).

2. Purpose of the Offer.

   We issued the options outstanding under the 2000 Plan (including those originally granted under the 1999 Plan and 1997 Plan) to provide our employees an opportunity to acquire or increase their ownership interest in Register.com, thereby creating a stronger incentive for them to continue their employment with us and to contribute to the attainment of our business and financial objectives and the creation of value for all of our stockholders.

   Many of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price of our Common Stock. For this reason, we believe these options do not effectively retain and motivate our employees, and are unlikely to be exercised in the foreseeable future. By making the Offer to exchange outstanding options for New Options that will have an exercise price equal to the market value of our Common Stock on the grant date, we intend to provide our employees with the benefit of owning options that over time may have a greater potential to increase in value and thereby provide them with a more meaningful incentive to remain with us and contribute to the attainment of our business and financial objectives and the creation of value for all of our stockholders.

   We continually evaluate and explore strategic opportunities as they arise, including business combination transactions, strategic partnerships, capital infusions, and the purchase or sale of assets. At any given time we may be engaged in discussions or negotiations with respect to various corporate transactions. We grant options in the ordinary course of business to our current and new employees as well as provide them with the opportunity to make periodic purchases of our Common Stock pursuant to the formula provisions of our Employee Stock Purchase Plan. Subject to the foregoing, and except as otherwise disclosed in the Offer to Exchange or in our filings with the Securities and Exchange Commission (the "SEC"), we presently have no plans or proposals that relate to or would result in:

   (a) an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

   (b) any purchase, sale or transfer of a material amount of our assets or the assets of any of our subsidiaries;

   (c) any material change in our present dividend rate or policy, or our indebtedness or capitalization;

   (d) any change in our present Board of Directors or management, including a change in the number or term of directors or to fill any existing board vacancies or to change any executive officer's material terms of employment;

   (e) any other material change in our corporate structure or business;

   (f) our Common Stock not being authorized for quotation in an automated quotation system operated by a national securities association;

   (g) our Common Stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act;

   (h) the suspension of our obligation to file reports pursuant to
Section 15(d) of the Securities Exchange Act;

   (i) the acquisition by any person of any of our securities or the disposition of any of our securities; or

   (j) any change in our certificate of incorporation or bylaws, or any actions which may impede the acquisition of control of us by any person.

   Neither we nor our Board of Directors makes any recommendation as to whether you should return your options for exchange, nor have we authorized any person to make any such recommendation. You are urged to evaluate carefully all of the information in the Offer to Exchange and to consult your own investment, legal and tax advisors. You must make your own decision whether to return your options for exchange taking into account your own personal circumstances and preferences.

3. Status of Eligible Options Not Exchanged.

   All Eligible Options that you do not choose to return for exchange or which we do not accept for exchange and cancel pursuant to the Offer will remain outstanding, and you will continue to hold such options in accordance with their terms.

4. Procedures for Exchanging Options.

   Proper Return of Options. To validly return your options for exchange pursuant to the Offer, you must properly complete, duly execute and deliver to us the Letter of Transmittal, or a facsimile thereof, along with any other required documents. We must receive all of the required documents at 575 Eighth Avenue, 8th Floor, New York, New York 10018, Attn: VP, Human Resources (fax number (212) 798-9114), before the Expiration Date. You must complete and sign your Letter of Transmittal manually. If you deliver a Letter of Transmittal and then decide to return additional Eligible Options, you must properly complete, duly execute and deliver to us an additional Letter of Transmittal, or a facsimile thereof, before the Expiration Date. If the Offer is extended by us, you must deliver these documents before the extended Expiration Date of the Offer. We will not accept delivery of any Letter of Transmittal after expiration of the Offer. If we do not receive a properly completed and duly executed Letter of Transmittal from you prior to the expiration of the Offer, we will not accept any of your options for exchange and you will not be granted any New Options.

   Except in accordance with the next sentence, a Letter of Transmittal must be executed by the appropriate option holder. If the signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or another person acting in a fiduciary or representative capacity, the signer's full title and proper evidence of authority of such person to act in such capacity must be indicated on the Letter of Transmittal.

   The method of delivery of all documents, including Letters of Transmittal and any other required documents, is at the election and risk of the tendering option holder. We will only accept paper delivery, and therefore delivery by e-mail will not be accepted. If delivery is by regular mail, we recommend that you use certified mail with return receipt requested. In all cases, you should allow sufficient time to ensure timely delivery.

   If you return for exchange any Eligible Option pursuant to the Offer, you will automatically be deemed to have returned all of your Required Options for exchange and cancellation. Nevertheless, you must still properly complete the Letter of Transmittal.


   Determination of Validity; Rejection of Options; Waiver of Defects; No Obligation to Give Notice of Defects. We will determine, in our discretion, all questions as to form of documents and the validity, form, eligibility (including time of receipt), and acceptance of any return of options, and all questions as to the number of shares subject to Eligible Options or Required Options or to be subject to New Options and the vesting schedule applicable to the New Options. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any or all returns of options that we determine do not comply with the conditions of the Offer, that we determine are not in appropriate form or that we determine are unlawful to accept. Otherwise, we intend to accept properly and timely returned options which are not validly withdrawn. We reserve the right to waive any of the conditions of the Offer, which waiver would be applicable to all option holders. We also reserve the right to waive any defect or irregularity in any Letter of Transmittal with respect to any particular options or any particular option holder. No Letter of Transmittal will be deemed to have been properly submitted until all defects or irregularities have been cured by the participating option holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in a Letter of Transmittal, nor will anyone incur any liability for failure to give any such notice.


   Our Acceptance Constitutes an Agreement. Your return for exchange of options pursuant to the procedures described above constitutes your acceptance of the terms and conditions of the Offer. Our acceptance for exchange of the options returned by you pursuant to the Offer will constitute a binding agreement between us and you upon the terms and subject to the conditions of the Offer.

   Subject to our rights to extend, terminate and amend the Offer, we currently expect that we will accept promptly after the expiration of the Offer all properly returned options that have not been validly withdrawn.

5. Withdrawal Rights.

   You may only withdraw your returned options in accordance with the provisions of this Section 5. If your employment with us terminates prior to the expiration of the Offer, your returned options will automatically be withdrawn. If automatically withdrawn, you may exercise those options to the extent they are vested at the time of your termination, but only during the limited period for which those options remain exercisable following your termination.

   You may withdraw your returned options at any time before 5:59 p.m., Eastern Time, on January 15, 2003. If the Offer is extended by us beyond that time, you may withdraw your returned options at any time until the extended Expiration Date of the Offer. In addition, unless we accept your returned options for exchange before 12:00 midnight, Eastern Time, on February 12, 2003, you may withdraw your returned options at any time thereafter until they are accepted and cancelled.

   To validly withdraw your returned options, you must deliver to us at 575 Eighth Avenue, 8th Floor, New York, New York 10018, Attn: VP, Human Resources (fax number (212) 798-9114) a properly completed and executed written notice of withdrawal, or a facsimile thereof, with the following required information, while you still have the right to withdraw the returned options. The notice of withdrawal must specify the name of the option holder who returned the options to be withdrawn, the grant date, exercise price and the number of shares subject to the option to be withdrawn. We will not accept delivery of a notice of withdrawal by e-mail.

   Although you may withdraw some, but not all, of your returned options, you may not withdraw only a portion of a particular returned option. In addition, you may not withdraw any Required Options unless you withdraw all of your returned options.

   Except in accordance with the next sentence, a written notice of withdrawal must be executed by the option holder who returned the options to be withdrawn. If the signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or another person acting in a fiduciary or representative capacity, the signer's full title and proper evidence of the authority of such person to act in such capacity must be indicated on the notice of withdrawal.

   You may not rescind any withdrawal, and any options you withdraw will thereafter be deemed not properly returned for purposes of the Offer, unless you properly re-submit those options for exchange before the Expiration Date by following the procedures described in Section 4.

   Neither Register.com nor any other person is obligated to give notice of any defects or irregularities in any notice of withdrawal, nor will anyone incur any liability for failure to give any such notice. We will determine, in our discretion, all questions as to the form and validity, including time of receipt, of notices of withdrawal. Our determination of these matters will be final and binding.

6. Acceptance of Options for Exchange and Issuance of New Options.

   Upon the terms and subject to the conditions of the Offer and as promptly as practicable following the Expiration Date, we intend to accept Eligible
Options and Required Options for exchange and cancellation if properly returned and not validly withdrawn before the Expiration Date. If your returned options are accepted for exchange and cancelled on January 15, 2003, the scheduled Expiration Date of the Offer, you will be granted your New Options on or promptly after July 16, 2003, which is the first trading day that is at least six months and one day after the date returned options are expected to be accepted for exchange and cancelled. If we extend the date by which we must accept and cancel options properly returned, you will be granted New Options on a subsequent trading day that is on or promptly after the first trading day that is at least six months and one day after the extended date of acceptance and cancellation of returned options.

   If we accept for exchange any of the options you return pursuant to the Offer, you will not be granted any other options, including without limitation any discretionary merit or promotion options that may be approved for you as part of a promotion or other merit review or adjustment, until the grant date for your New Options. By deferring the grant of all options to those option holders whose options we accept for exchange and cancellation, we will not have to record such a compensation expense charge with respect to those options.

   We may postpone granting all discretionary merit or promotion options for all employees until after the grant date of the New Options. Accordingly, if you do not return for exchange any of your Eligible Options in the Offer, it is possible that you still may not receive discretionary merit or promotion option grants prior to the date New Options are granted to others.

   If you return Eligible Options and Required Options, you will receive, in exchange for each Eligible Option and each Required Option that you return and we accept for exchange and cancellation, a New Option exercisable for 80% of the number of shares that were subject to the returned option (rounded up to the nearest whole share). Thus, for every five (5) shares of Common Stock that are subject to a returned Eligible Option or Required Option that we accept for cancellation, you will receive the right to purchase four (4) shares of Common Stock under the New Option. In addition, all New Options will be granted under our 2000

Plan and will be subject to the terms and conditions of the 2000 Plan, as applicable, and a new stock option agreement between you and us.

   Each New Option will vest as follows:

   o on the date of grant, each New Option will be vested to the same extent that the option it replaces was vested on the date such option was accepted for exchange and cancelled (except that the number of shares vested under the New Option will be equal to 80% of the number of shares vested under the corresponding option that was returned for exchange rounded up to the nearest whole share);

   o you will receive no vesting credit during the period between the date we accept for exchange and cancel your returned Eligible Option or Required Option and the date of grant of the New Options;

   o after the grant date, each New Option will vest with respect to the remaining shares in accordance with the same vesting schedule applicable to the corresponding cancelled option with the first such vesting occurring on the next monthly anniversary of the vesting commencement date of your cancelled option (except that the number of shares vesting will be equal to 80% of the number of shares that would have vested on each date under the corresponding returned option).

   Accordingly, the vesting schedule of the New Option will be longer than the vesting schedule applicable to your cancelled option.

   If you do not remain an employee of Register.com or one of our subsidiaries from the date you return your options for exchange through the date we grant the New Options, you will not receive any New Options, any other payment or consideration in exchange for your returned options that have been accepted for exchange and cancelled, regardless of how or why your employment terminated. The Offer does not change the nature of your employment with us, and does not create any obligation on Register.com to continue your employment for any period. United States employees are generally considered to be "at-will" employees. Employment of "at-will" employees may be terminated by us or by the employee at any time, including prior to the grant date or vesting of the New Options, for any reason, with or without cause.

   Consequences of Register.com Being Acquired. If we merge with or are acquired by another company before the end of the period for accepting the Offer, you may withdraw your returned options and have all the rights afforded you to acquire our Common Stock under the existing agreements evidencing those options.

   If we are acquired and become a subsidiary of the acquiring corporation after your returned options are accepted for exchange and cancelled but before the New Options are granted, the obligations of Register.com in connection with the Offer would not be automatically assumed by the acquiring corporation. Whether or not the obligation to grant the New Options is assumed would depend on the terms of the acquisition agreement. While we would seek to make provision for participating option holders in the acquisition agreement, we cannot guarantee what, if any, provision would be made. As a result, we cannot guarantee that any New Options would be granted by the acquiring company in the event of such an acquisition. Therefore, it is possible that you could give up your Eligible and Required Options and not receive any New Options from the acquiring company.

   If, instead of becoming a subsidiary, we are merged directly into another entity after your returned options are accepted for exchange and cancelled but before the New Options are granted, the surviving corporation would automatically assume our obligations with respect to the Offer. The New Options would be options to purchase shares of the surviving corporation. The number of shares would be equal to the number of our shares that you would have received under the New Option multiplied by the exchange ratio that was used in the transaction. The exercise price would be based on the market price of the surviving corporation's stock on the date the New Options are granted.

   If we merge into or are acquired by another company after the grant of the New Options, those options may be assumed by the merged company or the acquiring company, in which event they would continue to vest in accordance with the vesting schedule in effect for them prior to the acquisition. If the New Options are not assumed or replaced with a cash incentive program preserving the spread on those options at the time of the merger or acquisition, those options would vest on an accelerated basis and become excisable for all of the option shares outstanding immediately prior to the acquisition, and then if the options are not exercised prior to the acquisition, they would terminate.

   Potential consequences of restructuring efforts. Register.com recently initiated a restructuring process which may continue throughout 2003. The restructuring efforts are directed at reducing our costs, have included, among other initiatives, the combination of certain customer segments, have resulted in employee layoffs and may result in additional layoffs in the future. Any such termination of employment may occur prior to the expiration date of the Offer, after the expiration date of the Offer but prior to the grant date of the New Options, or after the grant date of the New Options.

   The impact of the termination of your employment with Register.com on your Eligible Options or New Options is dependent on the date of your termination. If your employment with us terminates for any reason after your returned options are accepted for exchange and cancelled but prior to the grant date of the New Options, you will not be entitled to receive a New Option or to have your cancelled options returned or to receive any payment for your cancelled options. You will lose the options that were returned for exchange. You will only be entitled to receive a New Option if you remain continuously employed by us through and including the date of grant of the New Option.

   If your employment terminates after the date of grant of the New Options, you will only be able to exercise the New Options to the extent they are vested and exercisable at the time of your termination, and you will only have the limited time period specified in the option agreement following your termination in which to exercise the vested portion of your New Options.

   Once your returned options have been accepted for exchange and cancelled at the expiration of the Offer, you will have no rights with respect to those options, and they will not be reissued or returned to you for any reason.

   Partial Tenders. You are not required to accept the Offer. If you choose to return any Eligible Options for exchange, you must return all of your Required Options. With respect to your Eligible Options that are not Required Options, you may choose to exchange one option in its entirety and not exchange another. You may not exchange less than all of a particular outstanding option.

   For example, if you have received, in each case on or before June 14, 2002, two Eligible Options, you may choose to exchange neither of these Eligible Options, both of these Eligible Options, or one of these Eligible Options. However, if you wish to exchange an Eligible Option, you may not exchange anything less than that entire option to the extent outstanding. If you have exercised an Eligible Option in part, the option is outstanding only to the extent of the unexercised portion of the option.

   If you were granted an Eligible Option that was divided into an Incentive Stock Option and a Non-Statutory Option because of the rules limiting the amount of Incentive Stock Options you could receive, we treat these as single option grants and, accordingly, you may only choose to exchange both options or neither option.

   Should you choose to return any options for exchange, you will be required to indicate in the Letter of Transmittal the particular options that you are exchanging, including any Required Options. If you return for exchange any Eligible Options pursuant to the Offer, you will automatically be deemed to have returned all of your Required Options for exchange and cancellation. This does not change your responsibility to properly complete the Letter of Transmittal.


   Acceptance of Options Returned for Exchange. For purposes of the Offer, we will be deemed to have accepted options that are validly returned for exchange and are not properly withdrawn when we give oral or written notice to the option holders of our acceptance for exchange of such options. We currently intend to provide such notice by e-mail promptly after expiration of the Offer. Subject to our rights to extend, terminate and amend the Offer, we currently expect that we will accept promptly after the expiration of the Offer all properly returned options that are not validly withdrawn. When we accept your returned options for exchange and we cancel those options, you will have no further rights with respect to those options or under their corresponding stock option agreements. By returning options, you agree that the applicable stock option agreements will terminate upon our cancellation of your returned options. Promptly after expiration of the Offer, we will send each participating option holder a notice indicating the number of shares subject to the options that we have accepted and cancelled, the number of shares that will be subject to the New Options, the number of shares that will vest on each monthly anniversary of the vesting commencement date following the grant date and the expected grant date of the New Options.


7. Conditions of the Offer.

   Promptly following the Expiration Date (which will be January 15, 2003 at 5:59 p.m., Eastern Time, unless we extend it), subject to satisfaction of conditions set forth below, we will accept all options that are properly tendered. If the conditions set forth below are not satisfied, we may reject all (but not less than all) options that are properly tendered. If we reject all options that are tendered, we will promptly communicate such rejection to all holders of Eligible Options, and you will keep all your current options and you will not receive any New Options.

   Notwithstanding any other provision of the Offer, we are not required to accept any options returned to us for exchange, and we may terminate or amend the Offer, or postpone our acceptance and cancellation of any options returned to us, in each case, subject to Rule 13e-4(f)(5) under the Securities Exchange Act of 1934, if at any time on or after the commencement of this Offer and prior to the Expiration Date any of the following events has occurred, or has been determined by us to have occurred, and, in our reasonable judgment in any such case and regardless of the circumstances giving rise thereto, excluding any action or omission by us, the occurrence of such event or events makes it inadvisable for us to proceed with the Offer or with such acceptance and cancellation of options returned to us for exchange:

   (a) there shall have been threatened or instituted or be pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly challenges the making of the Offer, the acquisition of some or all of the tendered options pursuant to the Offer, the issuance of New Options, or otherwise relates in any manner to the Offer or that, in our reasonable judgment, could materially and adversely affect the business, condition (financial or other), income, operations or prospects of Register.com or our subsidiaries, or otherwise materially impair in any way the contemplated future conduct of our business or the business of any of our subsidiaries or materially impair the contemplated benefits of the Offer, which are our ability to motivate our employees and to provide them with a more meaningful incentive to remain employed with us, in both cases through issuing new stock options that have a greater potential to increase in value than many of their current options and to do so without subjecting Register.com to adverse accounting consequences.


   (b) there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer or us or any of our subsidiaries, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or might directly or indirectly:

     (1) make the acceptance for exchange of, or issuance of New Options for, some or all of the returned options illegal or otherwise restrict or prohibit consummation of the Offer or otherwise relates in any manner to the Offer;

     (2) delay or restrict our ability, or render us unable, to accept for exchange, or issue New Options for, some or all of the returned options;


     (3) materially impair the contemplated benefits of the Offer, which are our ability to motivate our employees and to provide them with a more meaningful incentive to remain employed with us, in both cases through issuing new stock options that have a greater potential to increase in value than many of their current options and to do so without subjecting Register.com to adverse accounting consequences; or

     (4) materially and adversely affect the business, condition (financial or other), income, operations or prospects of Register.com or our subsidiaries, or otherwise materially impair in any way the contemplated future conduct of our business or the business of any of our subsidiaries or materially impair the contemplated benefits of the Offer, which are our ability to motivate our employees and to provide them with a more meaningful incentive to remain employed with us, in both cases through issuing new stock options that have a greater potential to increase in value than many of their current options and to do so without subjecting Register.com to adverse accounting consequences;


   (c) there shall have occurred:

     (1) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market;

     (2) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

     (3) the commencement of a war, armed hostilities or other international or national crisis directly or indirectly involving the United States;

     (4) any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that in our reasonable judgment might affect, the extension of credit by banks or other lending institutions in the United States;

     (5) any decrease in the market price of the shares of our Common Stock to a closing price below $1.00 per share or any change in the general political, market, economic or financial conditions in the United States or abroad that could, in our reasonable judgment, have a material adverse effect on the business, condition (financial or other), operations or prospects of Register.com or our subsidiaries or on the trading in our Common Stock;

     (6) any change in the general political, market, economic or financial conditions in the United States or abroad that could have a material adverse effect on our business, condition (financial or other), operations or prospects or that, in our reasonable judgment, makes it inadvisable to proceed with the Offer;

     (7) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof; or

     (8) any decline in either the Dow Jones Industrial Average, the Nasdaq National Market or the Standard and Poor's Index of 500 Companies by an amount in excess of 10% measured during any time period after the close of business on the date this Offer is commenced;

   (d) there shall have occurred any change in generally accepted accounting standards or the application or interpretation thereof which could or would require us for financial reporting purposes to record compensation expense against our earnings in connection with the Offer;

   (e) a tender or exchange offer with respect to some or all of our Common Stock, or a merger or acquisition proposal for us, shall have been proposed, announced or made by another person or entity or shall have been publicly disclosed, or we shall have learned that:

     (1) any person, entity or "group," within the meaning of Section 13(d)(3) of the Securities Exchange Act, shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding shares of our Common Stock, or any new group shall have been formed that beneficially owns more than 5% of the outstanding shares of our Common Stock, other than any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC before the commencement date of this Offer;

     (2)  any such person, entity or group that has filed a Schedule 13D or
          Schedule 13G with the SEC before the commencement date of this Offer shall have acquired or proposed to acquire beneficial ownership of an additional 2% or more of the outstanding shares of our Common Stock; or

     (3) any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of the assets or securities of us or any of our subsidiaries; or

   (f) any change or changes causing a material adverse effect on our business, condition (financial or other), assets, income, operations, prospects or stock ownership or that of our subsidiaries.


   The conditions to the Offer are for our benefit. We may assert them in our discretion regardless of the circumstances giving rise to them prior to the Expiration Date. We may waive them, in whole or in part, at any time and from time to time prior to the Expiration Date, in our discretion, whether or not we waive any other condition to the Offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this Section 7 will be final and binding upon all persons.

8. Price Range of Common Stock Underlying the Options.

   There is no established trading market for options, including Eligible Options and Required Options, granted under the 2000 Plan, 1999 Plan or 1997 Plan, and there will be no established trading market for any New Options that may be granted.

   Our Common Stock is quoted on the Nasdaq National Market under the symbol "RCOM." The following table shows, for the periods indicated, the high and low sales prices per share of our Common Stock as reported by the Nasdaq National Market.

    Quarter Ended                                                   High      Low
    -------------                                                   ----      ---
    December 31, 2002 (through November 29, 2002) ..............   $ 4.55    $ 2.98
    September 30, 2002 .........................................     7.54      2.71
    June 30, 2002 ..............................................     8.95      7.21
    March 31, 2002 .............................................    11.05      7.77

    Quarter Ended                                                   High      Low
    -------------                                                   ----      ---
    December 31, 2001 ..........................................   $12.00    $ 7.27
    September 30, 2001 .........................................    14.77      8.30
    June 30, 2001 ..............................................    15.50      5.16
    March 31, 2002 .............................................     8.25      5.00

    Quarter Ended                                                   High      Low
    -------------                                                   ----      ---
    December 31, 2000 .........................................   $  8.94    $ 5.38
    September 30, 2000 ........................................     37.44      6.75
    June 30, 2000 .............................................     60.00     23.50
    March 31, 2000 (from March 3, 2000) .......................     99.75     50.13


   As of December 12, 2002, the last reported sale price of our Common Stock, as reported by the Nasdaq National Market, was $4.50 per share.

   Our stock price has been, and in the future may be, highly volatile and could continue to decline. Our stock price could also rise prior to the grant of the New Options and thereafter fall. The trading price of our Common Stock has fluctuated widely in the past and is expected to continue to do so in the future, as a result of a number of factors, many of which are outside our control. In addition, the stock market has experienced extreme price and volume fluctuations that have affected the market prices of many technology companies, including software companies and internet-related companies, and that have often been unrelated or disproportionate to the operating performance of these companies. The New Options will not be granted until a trading date that is at least six months and one day after the date your returned options are accepted and cancelled. The exercise price of the New Options will be the last reported sale price of our Common Stock reported on the Nasdaq National Market (or such other market on which our shares are principally traded or quoted) on the date they are granted. The exercise price of the New Options may be higher than the exercise price of your returned options. In addition, our Common Stock may thereafter trade at prices below the exercise price of the New Options. Depending on the exercise price of your returned options and other factors, including the fact that fewer shares will be purchasable under the New Options than under the options returned for exchange, your New Options may be less valuable than your returned options.

   We recommend that you obtain current market quotations for our Common Stock before deciding whether to return your options for exchange. At the same time, you should consider that the current market price of our Common Stock may provide little or no basis for predicting what the market price of our Common Stock will be on the grant date of the New Options or at any time in the future. We also recommend that you carefully review the Risk Factors set forth in Section 19 of the Offer below (pages 35-37) and more fully in pages 27-48 of our Quarterly Report on Form 10-Q for the period ended September 30, 2002 which may be obtained as set forth in Section 18 of the Offer below.

9. Source and Amount of Consideration; Terms of New Options.

   Consideration. The New Options to be issued in exchange for Eligible Options and Required Options properly returned and accepted for exchange and cancelled by us will be issued under our 2000 Plan. For every five (5) shares of Common Stock purchasable under an exchanged Eligible Option or Required Option, you will receive a New Option to purchase four (4) shares of Common Stock (rounded up to the nearest whole share).

   As of November 29, 2002, options to purchase 5,740,333 shares of our Common Stock were outstanding under our 2000 Plan (including the options incorporated into the 2000 Plan from the 1999 Plan and the 1997 Plan). Of that amount, there were 3,809,883 Eligible Options. If we receive and accept for exchange all Eligible Options (including Required Options) outstanding as of
November 29, 2002, we will grant New Options to purchase approximately 3,047,906 shares of our Common Stock. If all Eligible Options (including Required Options) are properly returned and accepted for exchange and cancelled, the Common Stock issuable upon exercise of the New Options granted in exchange will equal approximately 7% of the total shares of our Common Stock outstanding as of November 29, 2002. The shares of Common Stock subject to returned options granted under the 1999 Plan and under the 1997 Plan that are accepted for exchange and cancelled will, after such cancellation, be available for re-grant and issuance under the 2000 Plan and will provide some or all of the shares needed for the grants of New Options that will be made under the 2000 Plan in connection with the Offer.

   Terms of New Options. The New Options will be granted under the 2000 Plan and will be evidenced by new stock option agreements between us and each option holder who returns options for exchange in the Offer and whose returned options we accept for exchange and cancel.

   Each of the New Options will be an Incentive Stock Option for U.S. tax purposes, to the maximum extent permissible under the U.S. federal tax laws. No taxable income is recognized by the optionee at the time of the option grant. To the extent your New Options are Incentive Stock Options, you will not recognize regular taxable income at the time the option is exercised. However, the spread on the shares purchased under an Incentive Stock Option (the excess of the fair market value of the purchased shares at the time of exercise over the aggregate exercise price paid for those shares) is normally included in the optionee's alternative minimum taxable income at the time of exercise. Because of the statutory $100,000 limitation on the initial exercisability of Incentive Stock Options per calendar year, it is possible that a portion of the New Options granted in exchange for your exchanged options will be Non-Statutory or "Non-Qualified" options under U.S. federal tax laws. No taxable income is recognized when a Non-Statutory Option is granted. When a Non-Statutory Option is subsequently exercised, you will recognize ordinary taxable income equal to the excess of (i) the fair market value of the purchased shares at the time of exercise over (ii) the exercise price paid for those shares, and you must satisfy the applicable withholding taxes with respect to such income.

   New Options granted to employees located outside the United States may be subject to certain restrictions and limitations which are described in the attached country-specific Addenda. In addition, the stock option agreement for each New Option granted to employees located outside the United States will contain the optionee's consent to the transfer of data related to his/her options and employment in connection with the administration of the 2000 Plan. As a result, an alternative form of stock option agreement will be required for New Options granted to employees located outside the United States.

   The grant of New Options pursuant to the Offer will not create any contractual or other right of option holders to receive any future grants of stock options or benefits in lieu of stock options. The grant of options will not form a part of compensation for purposes of calculating any benefits upon termination of employment.

   The following description of the 2000 Plan and the new stock option agreement is a summary of the principal provisions of those documents but is not complete. The description is subject to, and qualified in its entirety by reference to, all provisions of the 2000 Plan and the form of stock option agreement. The complete 2000 Plan document, as most recently amended, has been filed as Exhibit 10.6.2 to our Annual Report on Form 10-K for the year ended December 31, 2001 filed with the SEC on March 25, 2002. The form of stock option agreement and related notice of stock option grant which will be used for the New

Options to be granted in the exchange program are being filed with the SEC as an exhibit to the Schedule TO. Please contact us at 575 Eighth Avenue, 8th Floor, New York, New York 10018, Attention: VP, Human Resources or General Counsel (telephone: (212) 798-9100), to receive a copy of the 2000 Plan document or the form of stock option agreement or notice of stock option grant. We will promptly furnish you copies of these documents at our expense.

   General. The 2000 Plan consists of five separate equity incentive programs:
(i) the discretionary option grant program, (ii) the salary investment option grant program, (iii) the stock issuance program, (iv) the automatic option grant program for non-employee board members and (v) the director fee option grant program. The new stock options will be granted under the discretionary option grant program, and the principal features of that program are described below. The compensation committee of our Board of Directors (the "Compensation Committee") has the exclusive authority to administer the discretionary option grant program with respect to option grants made to our executive officers and non-employee board members. However, our Board of Directors may at any time appoint a secondary committee of one or more members of the Board of Directors to have separate but concurrent authority with the Compensation Committee to make option grants under that program to individuals other than executive officers and non-employee board members.

   The term plan administrator, as used in this summary, will mean our Compensation Committee and any secondary committee, to the extent each such entity is acting within the scope of its administrative authority under the plan.

   Share Reserve. As of November 29, 2002 an aggregate of 8,851,340 shares of our Common Stock had been reserved for issuance over the term of the 2000 Plan. The share reserve for the 2000 Plan will automatically increase on the first trading day of each fiscal year over the remaining term of the 2000 Plan by an amount equal to 2.0% of the number of shares of our Common Stock outstanding on the last trading day of the immediately preceding fiscal year, but in no event will any such annual increase exceed 1,750,000 shares.

   No participant in the 2000 Plan may receive option grants, separately exercisable stock appreciation rights or direct stock issuances for more than 1,750,000 shares of our Common Stock in total per calendar year, subject to adjustment for subsequent stock splits, stock dividends and similar transactions. The shares of Common Stock issuable under the plan may be drawn from shares of our authorized but unissued Common Stock or from shares of our Common Stock which we acquire, including shares purchased on the open market.

   Shares subject to any outstanding options under the plan (including options granted under the 1999 Plan and 1997 Plan) which expire or otherwise terminate prior to exercise will be available for subsequent issuance. Unvested shares issued under the 1997 Plan, 1999 Plan or 2000 Plan and subsequently repurchased by us, at the option exercise or direct issue price paid per share, pursuant to our repurchase rights under the those plans will be added back to the number of shares reserved for issuance under the 2000 Plan and will accordingly be available for subsequent issuance. However, any shares subject to stock appreciation rights exercised under the 2000 Plan will not be available for reissuance.

   Eligibility. Officers and employees, non-employee board members and independent consultants in our service or in the service of our parent and subsidiary companies (whether now existing or subsequently established) are eligible to participate in the discretionary option grant and stock issuance programs under the 2000 Plan.

Discretionary Option Grant Program

   The plan administrator will have complete discretion under the discretionary option grant program to determine which eligible individuals are to receive option grants, the time or times when those grants are to be made, the number of shares subject to each such grant, the status of any granted option as either an Incentive Stock Option or a Non-Statutory Option under the U.S. federal tax laws, the vesting schedule (if any) to be in effect for the option grant and the maximum term for which any granted option is to remain outstanding.

   Each granted option will have an exercise price per share determined by the plan administrator and that price may be less than, equal to or greater than the fair market value per share of Common Stock on the option grant date.

   No granted option may have a term in excess of ten (10) years. The shares subject to each option will generally vest in one or more installments over a specified period of service measured from the grant date. However, one or more options may be structured so that they will be immediately exercisable for any or all of the option shares. The shares acquired under such immediately exercisable options will be subject to repurchase by us, at the exercise price paid per share, if the optionee ceases service prior to vesting in those shares.

   Upon cessation of service, the optionee will have a limited period of time in which to exercise his or her outstanding options to the extent exercisable for vested shares. In general, that limited period will expire after a period of time following the optionee's cessation of service as determined by the plan administrator and as set forth in the documents evidencing such option. In no event, however, may any option be exercised after the expiration of the ten (10)-year or shorter maximum term in effect for that option.

   The plan administrator will have complete discretion to extend the period following the optionee's cessation of service during which his or her outstanding options may be exercised and/or to accelerate the exercisability or vesting of such options in whole or in part. Such discretion may be exercised at any time while the options remain outstanding.

   The plan administrator is authorized to issue tandem stock appreciation rights under the discretionary option grant program which will provide the holders with the right to surrender their options to us for an appreciation distribution. The amount of the distribution payable by us will be equal to the excess of (a) the fair market value of the vested shares of our Common Stock subject to the surrendered option over (b) the aggregate exercise price payable for those shares. Such appreciation distribution may, at the discretion of the plan administrator, be made in cash or in shares of our Common Stock.

   The plan administrator will also have the authority to effect the cancellation of outstanding options under the discretionary option grant program (including options transferred to the 2000 Plan from our 1997 Plan or 1999 Plan) in return for the grant of New Options for the same or a different number of option shares with an exercise price per share based upon the fair market value of our Common Stock on the new grant date.

   Acceleration. In the event we should undergo a change in control, each outstanding option under the discretionary option grant program will automatically accelerate in full, unless assumed or otherwise continued in effect by the successor corporation or replaced with a cash incentive program which preserves the spread existing on the unvested option shares (the excess of the fair market value of those shares over the option exercise price payable for such shares) and provides for subsequent payout of that spread in accordance with the same vesting schedule in effect for those option shares. The plan administrator will have complete discretion to grant one or more options under the discretionary option grant program which will become exercisable for all the option shares in the event the optionee's service with us or the successor entity is terminated (actually or constructively) within a designated period following a change in control transaction in which those options are assumed or otherwise continued in effect.

   A Change in Control will be deemed to occur upon (i) a merger, consolidation or other reorganization approved by the Corporation's stockholders, unless securities representing more than fifty percent (50%) of the total combined voting power of the voting securities of the successor corporation are immediately thereafter beneficially owned, directly or indirectly and in substantially the same proportion, by the persons who beneficially owned the Corporation's outstanding voting securities immediately prior to such transaction, (ii) the sale, transfer or other disposition of all or substantially all of the Corporation's assets, or (iii) the acquisition, directly or indirectly by any person or related group of persons, of beneficial ownership of securities possessing more than fifty percent (50%) of the total combined voting power of the Corporation's outstanding securities pursuant to a tender or exchange offer made directly to the Corporation's stockholders.

   Stockholder Rights and Option Transferability. No optionee will have any stockholder rights with respect to the option shares until such optionee has exercised the option and paid the exercise price for the purchased shares. Options are not assignable or transferable other than by will or the laws of inheritance following optionee's death, and during the optionee's lifetime, the option may only be exercised by the optionee. However, Non-Statutory Options may be transferred or assigned during optionee's lifetime to one or more members of the optionee's family or to a trust established for one or more such family members, to the extent such transfer is in connection with the optionee's estate.

   Changes in Capitalization. In the event any change is made to the outstanding shares of our Common Stock by reason of any recapitalization, stock dividend, stock split, combination of shares, exchange of shares or other change in corporate structure effected without our receipt of consideration, appropriate adjustments will be made to (i) the maximum number and/or class of securities issuable under the plan, (ii) the maximum number and/or class of securities for which any one person may be granted stock options, separately exercisable stock appreciation rights and direct stock issuances under the plan per calendar year, (iii) the number and/or class of securities and the exercise price per share in effect under each outstanding option, and (v) the maximum number and/or class of securities by which the share reserve under the plan is to increase automatically each year. Such adjustments will be designed to preclude any dilution or enlargement of benefits under the plan or the outstanding options thereunder.

   Amendment and Termination. Our Board of Directors may amend or modify the plan at any time, subject to any required stockholder approval pursuant to applicable laws and regulations. Unless sooner terminated by the Board of Directors, the 2000 Plan will terminate on the earliest of (i) January 25, 2010, (ii) the date on which all shares available for issuance under the 2000 Plan have been issued as fully-vested shares or (iii) the termination of all outstanding options in connection with certain changes in control or ownership.

U.S. Federal Income Tax Treatment of Options

   The following discussion is only a summary of general U.S. federal income tax matters. U.S. federal income tax law and judicial and administrative interpretation and application thereof, may change. The income tax laws of other countries may provide for different treatment. All option holders, including those who are subject to taxation in countries other than the United States, whether by reason of their nationality, residence or otherwise, should consult with their individual tax advisors as to the consequences of their participation in the Offer. Tax consequences may vary depending on each individual participant's circumstances. We have distributed with this Offer to Exchange short summaries of some of these consequences with respect to some of the countries where our non-U.S. employees are located. If you are an employee located outside the United States, you should review these summaries carefully.

   You should consult your individual tax advisor before deciding whether or not to participate in the Offer.

   Options granted under the 2000 Plan may be either Incentive Stock Options which satisfy the requirements of Section 422 of the Internal Revenue Code or Non-Statutory Options which are not intended to meet such requirements. The U.S. federal income tax treatment for the two types of options differs as follows:

   Incentive Stock Options. No taxable income is recognized by the optionee at the time of the option grant, and no taxable income is recognized for regular federal tax purposes at the time the option is exercised. However, when an Incentive Stock Option is exercised, the excess of the fair market value of the purchased shares at the time of exercise over the aggregate exercise price paid for those shares is normally included in the optionee's alternative minimum taxable income.

   The optionee will recognize taxable income in the year in which the purchased shares are sold or otherwise made the subject of a taxable disposition. For U.S. federal tax purposes, dispositions are divided into two categories: (i) qualifying and (ii) disqualifying. A qualifying disposition occurs if the sale or other disposition is made more than two (2) years after the option grant date and more than one (1) year after the date the option is exercised for the particular shares involved in the disposition. If the sale or disposition occurs before these two periods are satisfied, then a disqualifying disposition will result.

   Upon a qualifying disposition, the optionee will recognize long-term capital gain in an amount equal to the excess of (i) the amount realized upon the sale or other disposition of the purchased shares over (ii) the exercise price paid for the shares. If there is a disqualifying disposition of the shares, then the excess of (i) the fair market value of those shares on the exercise date over (ii) the exercise price paid for the shares will be taxable as ordinary income to the optionee. If the disqualifying disposition is effected by means of an arm's length sale or exchange with an unrelated party, the ordinary income will be limited to the amount by which (A) the amount realized upon the disposition of the shares or (B) their fair market value on the exercise date, whichever is less, exceeds the exercise price paid for the shares. Any additional gain or loss recognized upon the disposition will be recognized as a capital gain or loss by the optionee.

   If the optionee makes a disqualifying disposition of the purchased shares, then we will be entitled to an income tax deduction, for the taxable year in which such disposition occurs, equal to the excess of (i) the fair market value of such shares on the option exercise date over (ii) the exercise price paid for the shares. Employees are required to notify us of any disqualifying disposition. If the optionee makes a qualifying disposition, then we will not be entitled to any income tax deduction.

   Non-Statutory Stock Options. No taxable income is recognized by an optionee upon the grant of a Non-Statutory Option. The optionee will recognize ordinary income, in the year in which the option is exercised, equal to the excess of the fair market value of the purchased shares on the exercise date over the exercise price paid for the shares, and the optionee will be required to satisfy the tax withholding requirements applicable to such income.

   We will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the optionee with respect to the exercised Non-Statutory Option. The deduction will in general be allowed for our taxable year in which such ordinary income is recognized by the optionee.

Accounting Treatment

   Options granted with exercise prices equal to the fair market value of the shares on the grant date will not result in any compensation charge in our financial statements. However, the fair value of those options is required to be disclosed in the notes to our financial statements, and we must also disclose the pro-forma impact those options would have had upon our reported earnings if the fair value of those options at the time of grant had been treated as compensation expense. In addition, the number of outstanding options may be a factor in determining our earnings per share on a diluted basis.

   Options granted with exercise prices below fair market value of the shares on the grant date will result in a compensation expense charge in our financial statements in an amount equal to the excess of the aggregate fair market value over the exercise price, amortized over the vesting period of the options. See Section 13 for a discussion of the accounting treatment of the Offer.

10. New Options Will Differ From Eligible Options and Required Options.

   If your Eligible Options and Required Options were granted under our 2000 Plan, our 1999 Plan or our 1997 Plan, the New Options granted in exchange for those options will have substantially the same terms and conditions as those options, except that the New Options will be for a lesser number of shares, will have a new exercise price, will have a deferred vesting schedule and a new ten-year maximum term.

   Please note that if your surrendered options were subject to any special acceleration provisions included in your old option agreement or in another agreement with Register.com, your New Options will be subject to the same provisions and will be set forth in your new option agreement.

   In addition, the new stock options agreements for employees located outside the United States may be subject to certain restrictions and limitations which are described in the attached country-specific Addenda. As a result, an alternative form of stock option agreement with different terms may be required for New Options granted to employees located outside the United States.

11. Information Concerning Register.com.

   Overview

   We are a provider of global domain name registration and Internet services for businesses and consumers that wish to have a unique address and branded identity on the Internet. Domain names serve as part of the infrastructure for Internet communications, including websites, email, audio, video and telephony.

   We are incorporated in Delaware. Our principal executive offices are located at 575 Eighth Avenue, 8th Floor, New York, New York 10018, and our telephone number at that address is (212) 798-9100.

   Financial Information

   The following table sets forth selected consolidated financial operating data for Register.com. The selected historical statement of operations data for the years ended December 31, 2001 and 2000 and the selected historical balance sheet data as of December 31, 2001 and 2000 have been derived from the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2001 that have been audited by PricewaterhouseCoopers LLP, independent accountants. The selected historical statement of operations data for the nine months ended September 30, 2002 and 2001 and the selected historical balance sheet data as of September 30, 2002 have been derived from the unaudited condensed consolidated financial statements included in our Quarterly Report on Form 10-Q for the period ended September 30, 2002. The information presented below should be read together with the complete financial statements and notes related thereto as well as the section of these reports entitled Management's Discussion and Analysis of Financial Condition and Results of Operations.

                                                                                                                Nine Months Ended
                                                                                             Year Ended           September 30,
                                                                                            December 31,           (Unaudited)
                                                                                         ------------------    --------------------
                                                                                          2001        2000       2002        2001
                                                                                        --------    -------    --------   ---------
                                                                                           (in thousands, except per share data)
Statement of Operations Data:
 Net revenues .......................................................................   $116,281    $86,110    $ 79,757   $  90,178
 Cost of revenues ...................................................................     34,790     23,869      26,092      27,143
                                                                                        --------    -------    --------   ---------
 Gross profit .......................................................................     81,491     62,241      53,665      62,765
                                                                                        --------    -------    --------   ---------
 Operating costs and expenses:
   Sales and marketing...............................................................     33,532     47,311      23,798      23,259
   Research and development..........................................................      7,741      5,580       9,372       5,713
   General and administrative
    (including non-cash compensation of $1,771, $2,173, $492 and $452
    respectively) ...................................................................     14,770     13,434      18,693      11,752
   Amortization of goodwill and other intangibles ...................................     45,298      5,582      17,156      44,158
                                                                                        --------    -------    --------   ---------
   Total operating costs and expenses................................................    101,341     71,907      69,019      84,882
                                                                                        --------    -------    --------   ---------
 Loss from operations ...............................................................    (19,850)    (9,666)    (15,354)   (22,117)
 Other income, net ..................................................................      8,664      9,520       4,237       6,661
 Gain on sale of investment .........................................................         --      4,603          --          --
                                                                                        --------    -------    --------   ---------
   (Loss) income before provision for income taxes...................................    (11,186)     4,457     (11,117)   (15,456)
 Provision (benefit) for income taxes ...............................................     10,400      4,187      (1,055)      9,374
                                                                                        --------    -------    --------   ---------
 Net (loss) income ..................................................................   $(21,586)   $   270    $(10,062)  $(24,830)
                                                                                        ========    =======    ========   =========
 Basic (loss) earnings per share ....................................................   $  (0.58)   $  0.01    $  (0.26)  $  (0.67)
                                                                                        ========    =======    ========   =========
 Weighted average shares used in basic (loss) earnings per share ....................     37,424     31,394      39,370      37,200
                                                                                        ========    =======    ========   =========
 Diluted (loss) per share ...........................................................   $  (0.58)   $  0.01    $  (0.26)  $  (0.67)
                                                                                        ========    =======    ========   =========
 Weighted average shares used in diluted (loss) earnings per share ..................     37,424     39,184      39,370      37,200
                                                                                        ========    =======    ========   =========

                                                                                                        September 30,
                                                                                    December 31,         (Unaudited)
                                                                                 -------------------    --------------
                                                                                  2001        2000           2002
                                                                                --------    --------       --------
                                                                                 (in thousands, except per share data)
Balance Sheet Data:
 Cash and cash equivalents ..................................................   $ 61,932    $ 60,156      $ 74,502
 Short-term investments .....................................................     78,186      65,283        68,817
 Working capital  ...........................................................    120,592      92,160       112,629
 Marketable securities ......................................................     57,651      47,980        72,136
 Total assets ...............................................................    268,789     292,617       286,067
 Total deferred revenues ....................................................     77,378      88,516        90,723
 Total liabilities ..........................................................     93,196     103,722       112,168
 Stockholders' equity  ......................................................    175,593     188,895       173,899
 Book value per share .......................................................       4.59        5.13          4.25

   See Section 18 for instructions on how you can obtain copies of our SEC reports that contain the audited and unaudited financial statements we have summarized above.

12. Interests of Directors and Officers; Transactions and Arrangements Concerning the Options.

   A list of our current directors and executive officers and their beneficial ownership of options under our Option Plans as of November 29, 2002 and their percentages of total beneficially owned options is attached to the Offer to Exchange as Schedule I. As of November 29, 2002 our executive officers and directors as a group had outstanding options to purchase a total of 2,967,325 shares of our Common Stock. That number represented approximately 52% of the shares subject to all options outstanding as of that date. Of the options held by those persons, options to purchase a total of 1,164,875 shares of Common Stock are Eligible Options (including Required Options). Our executive officers except for our Chief Executive Officer and our Executive Chairman of the Board of Directors are eligible to participate in the Offer. Non-employee members of our Board of Directors are not eligible to participate in the Offer.


   Options and ESPP Shares. During the 60-day period ended November 29, 2002, we have granted options under the 2000 Plan to purchase 698,416 shares of our Common Stock, of which 637,500 were granted to our Directors. During the 60-day period ended November 29, 2002, individuals have exercised options to acquire 19,612 shares of our Common Stock with an exercise price ranging from $3.88 to $4.45. During the 60-day period ended November 29, 2002, options to purchase an aggregate of 540,786 shares under the 2000 Plan were cancelled. During November 2002, a total of 29,913 shares were issued under the Employee Stock Purchase Plan ("ESPP").

   Except as otherwise described herein and other than periodic purchases pursuant to the formula provisions of the Register.com, Inc. Employee Stock Purchase Plan and stock option grants in the ordinary course to employees who are not executive officers, there have been no transactions in any outstanding options to purchase our Common Stock or in our Common Stock which were effected during the 60-day period ended November 29, 2002 by Register.com or, to our knowledge, by any current executive officer, director, affiliate or subsidiary of Register.com.

   On September 29, 2002, Mitchell I. Quain assumed chairmanship of the Board and received an option grant under the discretionary option grant program of our 2000 Plan to purchase 50,000 shares of our Common Stock at an exercise price of $2.91 per share. At our regularly scheduled board meeting held on October 22, 2002, our non-employee board members were each granted an option under the Automatic Option Grant Program of our 2000 Plan to purchase 2,500 shares of our Common Stock at an exercise price of $3.45 per share. On November 19, 2002, Stanley Morten joined our Board of Directors and received an option under the Automatic Option Grant Program of our 2000 Plan to purchase 25,000 shares of our Common Stock at an exercise price of $4.51 per share. On November 25, 2002, Mitchell I. Quain became Executive Chairman of our Board of Directors and received an option grant under the Discretionary Option Grant Program of our 2000 Plan to purchase up to 600,000 shares of our Common Stock at an exercise price of $4.50 per share. On October 31, 2002, Lori Faye Fischler, our General Manager for Global Services, Walt

Meffert Jr., our Chief Technology Officer, and Michael Pollack, our General Manager for Corporate Services, each purchased 700 shares of our Common Stock through our Employee Stock Purchase Plan.

   Other than as described below and except as set forth in this Offer to Exchange, neither we nor any person controlling us nor, to our knowledge, any of our directors or executive officers, is a party to any agreement, arrangement, contract, understanding or relationship with any other person relating, directly or indirectly, to this exchange offer with respect to any of our securities.

   Under the Automatic Option Grant Program of the 2002 Plan, eligible non-employee Board members receive a series of option grants over their period of Board service. Eligible non-employee Board members are non-employee Board members other than those who (i) as of March 3, 2000, directly or indirectly (including through an affiliate), owned three percent of our voting stock and
(ii) are independently compensated for his/her Board membership. Each eligible non-employee Board member will, at the time of his or her initial election or appointment to the Board, receive an option grant for 25,000 shares of Common Stock, provided such individual has not previously been in our employ, at an exercise price equal to the fair market value of our Common Stock on the close of business on the date of grant. In addition, each eligible non-employee Board member who continues to serve will automatically be granted an option to purchase 2,500 shares of Common Stock on the date of each regularly scheduled quarterly Board meeting that occurs in a calendar quarter following the quarter of his or her initial election or appointment to the Board at an exercise price equal to the fair market value of our Common Stock on the close of business on the date of grant. Each grant under the Automatic Option Grant Program will have a minimum term of ten years, subject to earlier termination upon the director's cessation of service as a Board member. Subject to the director's continuing service on the Board, 50% of the initial 25,000-share option grant will vest upon the first anniversary of the individual's becoming a director and 50% will vest upon the second anniversary; and each 2,500-share option grant will vest upon the director's completion of one year of Board service measured from the grant date. Each option will be immediately exercisable for any or all of the option shares. However, any unvested shares purchased under the option shall be subject to repurchase by us, at the exercise price paid per share, upon the optionee's cessation of Board service prior to vesting in those shares.

   We have also made option arrangements in connection with agreements we have entered into with each of Richard D. Forman, our President and Chief Executive Officer, Jack S. Levy, our Vice President, General Counsel and Secretary, Walt Meffert Jr., our Chief Technology Officer, Michael Pollack, our General Manager for Corporate Services, Mitchell I. Quain, our Executive Chairman of the Board of Directors, and Jonathan Stern, our Chief Financial Officer. Neither Mr. Forman nor Mr. Quain are eligible to participate in the Option Exchange program.

Richard D. Forman

   In connection with Mr. Forman's employment agreement, we granted Mr. Forman stock options under our 2000 Plan to purchase up to 525,000 shares of Common Stock, of which:

   o options to purchase 175,000 shares have an exercise price of $26.40;

   o options to purchase 175,000 shares have an exercise price of $33.60; and

   o options to purchase 175,000 shares have an exercise price of $38.40.

   These stock options are to vest in equal monthly amounts over a 42-month period, as long as Mr. Forman is employed by us. The options with an exercise price of $26.40 vested in full on April 27, 2001; the options with an exercise price of $33.60 vested in full on June 27, 2002; and the option with an exercise price of $38.40 began vesting in equal monthly installments on June 27, 2002 and will vest in full on August 27, 2003.

   The vesting of Mr. Forman's stock options will accelerate in full upon the termination of Mr. Forman's employment by us without cause or by him for good reason

Jack S. Levy

   In connection with Mr. Levy's employment agreement, we granted him options under our 2000 Plan to purchase up to 122,500 shares of our Common Stock at an exercise price of $1.43 per share. These options began to vest in January 2000 in 41 monthly installments of 2,916 shares and a final monthly installment of 2,944 shares. We also granted Mr. Levy options to purchase 52,500 shares of our Common Stock at an exercise price per share of $24.00. These options began to vest on a monthly basis over a period of 42 months following the closing of our initial public offering in March 2000. The vesting of these options will accelerate upon the earlier of:

   o our change in control, in which case vesting will accelerate to the six-month anniversary of the closing of the transaction; or

   o the termination of Mr. Levy's employment by us without cause or by him for good reason following our change in control, in which case vesting will accelerate to the date of his termination.

   If Mr. Levy's employment is terminated by us without cause or by him for good reason following our change in control, the vesting of any of these options that would have vested through the expiration of the employment term had the termination not occurred will be accelerated to the date of the termination.

Walt Meffert Jr.

   In connection with Mr. Meffert's letter agreement of employment with us, we issued him 8,734 restricted shares of our Common Stock at a purchase price of $0.0001 per share. These shares are subject to our repurchase right which expires on November 12, 2004. In the event of our change in control, if our repurchase right is not assigned to our successor corporation, then immediately prior to such change in control, our repurchase right shall automatically lapse in its entirety and Mr. Meffert's restricted shares shall vest in full. On December 20, 2001 we loaned Mr. Meffert $39,394.26 for the payment of withholding taxes in connection with the grant of restricted shares. The loan accrues interest at a rate of 3.93% per annum, compounded annually and becomes due and payable in full on November 12, 2004. The Company will forgive the principal and interest due under the loan in three equal annual installments, commencing on the first anniversary of Mr. Meffert's start date, provided he remains employed by the Company. Should Mr. Meffert's employment be terminated by the Company without cause or by either the Company or Mr. Meffert with good reason, the unpaid principal and interest due under the loan shall be forgiven in full. In addition, we gave Mr. Meffert a $35,975 loan to cover his relocation costs when he joined the Company. The Company will forgive the principal and interest due under the loan in three equal annual installments, commencing on the first anniversary of Mr. Meffert's start date, provided he remains employed by the Company. The Company also covers Mr. Meffert's income tax costs associated with the forgiveness of this note.

Michael Pollack

   In connection with Mr. Pollack's letter agreement of employment with us, we issued him 5,587 restricted shares of our Common Stock at a purchase price of $0.0001 per share. These shares are subject to our repurchase right which expires on June 11, 2004. In the event of our change in control, if our repurchase right is not assigned to our successor corporation, then immediately prior to such change in control, our repurchase right shall automatically lapse in its entirety and Mr. Pollack's restricted shares shall vest in full. On June 11, 2001 we loaned Mr. Pollack $17,277.82 for the payment of withholding taxes in connection with the grant of restricted shares. The loan accrues interest at a rate of 3.93% per annum, compounded annually and becomes due and payable in full on June 11, 2004. The Company will forgive the principal and interest due under the loan in three equal annual installments, commencing on the first anniversary of Mr. Pollack's start date, provided he remains employed by the Company. Should Mr. Pollack's employment be terminated by the Company without cause or by either the Company or Mr. Pollack with good reason, the unpaid principal and interest due under the loan shall be forgiven in full.

Mitchell I. Quain

   In connection with Mr. Quain's letter agreement of employment, we granted him options to purchase 600,000 shares of our Common Stock at an exercise price of $4.50. The option shall vest and become exercisable in 48 equal monthly installments of 12,500 shares for as long as Mr. Quain remains a director on the Board, provided that (A) the option shall accelerate and vest in full upon Mr. Quain's death or permanent disability, or a change in control, which occurs at any time while Mr. Quain is serving as a director on the Board, and (B) in the event Mr. Quain is not reelected to the Board by our stockholders, the option shall accelerate and vest as if Mr. Quain had continued to remain Executive Chairman or non-executive Chairman of the Board for the twelve-month period subsequent to his last date of service as a director, and provided further that the option shall immediately terminate and cease vesting in the event that Mr. Quain's employment is terminated for cause. In connection with this letter agreement, Mr. Quain waived any rights or entitlement to any stock option grants or other benefits under the Automatic Option Grant Program of the 2000 Plan.

Jonathan Stern

   In connection with Mr. Stern's employment with us, we granted him options under our 2000 Plan to purchase an aggregate of 350,000 shares of Common Stock, of which:

   o options to purchase 150,000 shares have an exercise price of $7.48;

   o options to purchase 100,000 shares have an exercise price of $7.24; and

   o options to purchase 100,000 shares have an exercise price of $4.72.

   These stock options began vesting on December 11, 2002 and are to vest in equal monthly amounts over a 42-month period, for as long as Mr. Stern is employed by us. In the event that he is terminated without cause or resigns with good reason following a change in control, each option shall accelerate, vest and become exercisable in full on the effective date of his termination.

13. Status of Options Acquired by Us in the Offer; Accounting Consequences of the Offer.

   All returned Eligible Options and Required Options that are accepted for exchange will be cancelled. All returned Eligible Options and Required Options that are accepted for exchange and cancelled will, after such cancellation, be available for re-grant and issuance under the 2000 Plan and will fund the reserve required under the 2000 Plan to carry out the option exchange that is the subject of the Offer. To the extent those shares exceed the reserve necessary for issuance upon the exercise of the New Options to be granted in connection with the Offer, those excess shares will be available for future awards to employees and other eligible plan participants.

   We are requiring that anyone returning an Eligible Option for exchange pursuant to the Offer also return for exchange all options granted to that option holder on or after June 15, 2002. If these Required Options were not required by us to be returned for exchange by those participating in the Offer, we would be required to record additional stock-based compensation expense because the Required Options would become variable, as described below.

   We believe that we will not incur any material compensation expense solely as a result of the transactions contemplated by the Offer because:

   o we will not grant any New Options to option holders who return options in connection with the Offer that we accept for exchange and cancel until a date that is at least six months and one day after the returned options are cancelled;

   o all options issued to option holders choosing to accept the Offer in the period beginning six months prior to the earliest date the returned options are to be cancelled must be surrendered for cancellation together with any other returned options;

   o the exercise price of all New Options will equal the market price of the Common Stock on the date the New Options are granted; and

   o we have not made any oral or written agreement or implied promise to compensate the employees who accept the Offer for any increase in the market price of our Common Stock occurring after the cancellation of returned options but prior to the granting of the New Options.

   We would have to record additional compensation expense, however, if any New Options were to be granted within the six month and one day waiting period to any option holder whose options were accepted for exchange, and such New Options would be subject to a compensation expense charge which would vary, up or down, based on the price of the Company's common stock at the end of each fiscal quarter, and would be recorded between the grant date of the New
Options and the dates such option is exercised or otherwise terminates unexercised.

14. Legal Matters; Regulatory Approvals.

   We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our exchange of options and our grant of New Options, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of our options as contemplated herein. Should any such approval or other action be required, we presently contemplate that we will seek such approval or take such other action. We are unable to predict whether we may determine that we are required to delay the acceptance of returned options for exchange pending the outcome of any such matter. We cannot assure you that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to our business. Our obligation to accept returned options for exchange and cancellation and to grant New Options for returned options is subject to the conditions described in Section 7.

15. Material U.S. Federal Income Tax Consequences.

   The following is a general summary of the material U.S. federal income tax consequences applicable to the return and exchange of options pursuant to the Offer and the grant of New Options. This discussion is based on the U.S. Internal Revenue Code, the relevant legislative history, Treasury Regulations thereunder and administrative and judicial interpretations thereof as of the date of the Offer, all of which are subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders, including our international employees.

   Eligible option holders who are subject to taxation in countries other than the United States, whether by reason of their nationality, residence or otherwise, should consult with their individual tax advisors as to the consequences of their participation in the Offer. You may have received with this Offer to Exchange short summaries of some of the important tax implications you should take into account if you are subject to taxation in certain countries other than the United States. These summaries are not complete and you should consult your own tax advisor before deciding whether to accept the Offer.

   Exchange of Options for New Options. If you exchange outstanding options for New Options to be granted six months and a day or more later, you will not be required to recognize income for federal income tax purposes at the time of the exchange. The exchange will be treated as a non-taxable exchange.

   Grant of New Options. You will not be required to recognize any income for U.S. federal income tax purposes when the New Options are granted to you. The grant of the New Options is not a taxable event.

   Exercise of New Options. Each of the New Options will be an Incentive Stock Option for U.S. tax purposes to the maximum extent permissible under the U.S. federal tax laws. When an Incentive Stock Option is exercised, you do not recognize taxable income for regular U.S. federal income tax purposes. However, when an Incentive Stock Option is exercised, the excess of the fair market value of the purchased shares at the time of exercise over the aggregate exercise price paid for those shares is normally included in the optionee's alternative minimum taxable income.

   When you sell shares purchased under an Incentive Stock Option, your U.S. federal income tax liability will depend upon whether you make a qualifying or disqualifying disposition. A qualifying disposition will occur if the sale or other disposition of the shares takes place more than two (2) years after the date the Incentive Stock Option was granted and more than one (1) year after the date that option was exercised for the particular shares involved in the disposition. A disqualifying disposition will occur unless both of those requirements are satisfied at the time of the sale or disposition.

   If you dispose of your shares in a qualifying disposition, you will recognize a long-term capital gain equal to the excess of (i) the amount realized upon the sale or disposition over (ii) the exercise price paid for the shares. You will recognize a long-term capital loss if the amount realized is lower than the exercise price paid for the shares.

   Normally, if the shares purchased under your Incentive Option are made the subject of a disqualifying disposition, you will recognize ordinary income at the time of the disposition in an amount equal to the excess of (i) the fair market value of the shares on the exercise date over (ii) the exercise price paid for such shares. Any additional gain recognized upon the disqualifying disposition will be capital gain, which will be long-term if the shares have been held for more than one (1) year following the exercise date of the option.

   When a non-statutory stock option is exercised, you will recognize ordinary taxable income for U.S. federal income tax purposes equal to the excess of (i) the fair market value of the purchased shares at the time of exercise over
(ii) the exercise price paid for those shares, and you must satisfy the applicable withholding taxes with respect to such income. The subsequent sale of the shares acquired pursuant to the exercise of your non-statutory stock option generally will give rise to capital gain equal to the amount realized upon the sale of the shares less the sum of the (i) exercise price paid for the shares plus (ii) the taxable income previously recognized in connection with the purchase of those shares. A capital loss will result to the extent the amount realized upon such sale is less than such sum. The gain or loss will be long-term if the shares are held for more than one (1) year prior to the sale.

   Effect on Incentive Stock Options Not Returned for Exchange. If you hold stock options which are Incentive Stock Options under the U.S. federal tax laws, then we do not believe that the Offer will affect the tax status of those Incentive Stock Options should you decide not to accept the Offer. However, the U.S. Internal Revenue Service (the "IRS") may characterize the Offer as a "modification" of those Incentive Stock Options, even if you decline the Offer. A successful assertion by the IRS that your Incentive Stock Options were modified would extend the period you would have to hold the shares purchased under those options in order to qualify all of the gain on a subsequent sale of those shares as long-term capital gain. Such an extended holding period for long-term capital gain would require that the sale of the shares not take place until the later of (i) two years from the date of the deemed modification of your Incentive Stock Options or (ii) one year from the date of the option exercise for those shares. In addition, such a deemed modification may also cause a portion of your Incentive Stock Options to be treated as Non-Statutory stock options upon exercise by reason of the dollar limitation imposed under the U.S. federal tax laws on the initial exercisability of Incentive Stock Options. Under that limitation, the maximum dollar amount of shares for which an Incentive Stock Option may first become exercisable in any calendar year (including the calendar year in which an outstanding option is deemed to have been modified and thereby treated as newly granted) cannot exceed $100,000, measured on the basis of the fair market value of the shares on the grant date of the option or (if later) at the time of any deemed modification of that grant.

   We recommend that you consult your own tax advisor with respect to the U.S. federal, state and local tax consequences of participating in the Offer, and any foreign tax laws that may apply to you.

   If you choose not to exchange all your Eligible Options, we also recommend that you consult with your own tax advisor to determine the tax consequences applicable to the exercise of the Eligible Options you do not exchange and to the subsequent sale of the Common Stock purchased under those options.

16. Extension of Offer; Termination; Amendment.

   We expressly reserve the right, in our discretion, at any time and from time to time, and regardless of whether or not any event set forth in Section 7 has occurred or is deemed by us to have occurred, to extend the period of time during which the Offer is open and thereby delay the acceptance for exchange and cancellation of any returned options by giving oral or written notice of such extension to the option holders and making a public announcement thereof.

   We also expressly reserve the right, in our judgment, at any time prior to the Expiration Date, to terminate or amend the Offer and to postpone our acceptance and cancellation of any returned options upon the occurrence of any of the conditions specified in Section 7, by giving oral or written notice of such termination or postponement to the option holders and making an announcement thereof. Our reservation of the right to delay our acceptance and cancellation of options returned for exchange is limited by Rule 13e-4(f)(5) promulgated under the Securities Exchange Act, which requires that we must pay the consideration offered or return the options that were submitted for exchange promptly after termination or withdrawal of a tender offer.

   Subject to compliance with applicable law, we further reserve the right, in our discretion, and regardless of whether any event set forth in Section 7 has occurred or is deemed by us to have occurred, to amend the Offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in the Offer to option holders or by decreasing or increasing the number of options being sought in the Offer.

   Amendments to the Offer may be made at any time and from time to time by public announcement of the amendment. In the case of an extension, we will publicly announce the extension, which may be by company-wide announcement, no later than 9:00 a.m., Eastern Time, on the next business day after the last previously scheduled or announced Expiration Date. Any public announcement made pursuant to the Offer will be disseminated promptly to option holders in a manner reasonably determined to inform option holders of such change.

   If we materially change the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Securities Exchange Act. These rules require that the minimum period during which an Offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a changes specified in Rule 13e-4(e)(3), will depend on the facts and circumstances, including the relative materiality of such terms or information. If we decide to take any of the following actions, we will give notice of such action and keep the Offer open for at least ten business days after the date of such notification:

     (1) we increase or decrease the amount of consideration offered for the options;

     (2) we decrease the number of options eligible to be exchanged in the Offer; or

     (3) we increase the number of options eligible to be exchanged in the Offer by an amount that exceeds 2% of the shares of Common Stock issuable upon exercise of the options that are subject to the Offer immediately prior to the increase.

17. Fees and Expenses.

   We will not pay any fees or commissions to any broker, dealer or other person for soliciting exchanges of options pursuant to this Offer to Exchange.

18. Additional Information.

   We have filed with the SEC a Tender Offer Statement on Schedule TO, of which this Offer to Exchange is a part, with respect to the Offer. This Offer to Exchange does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials which we have filed with the SEC before making a decision on whether to exchange your options:

     1. our annual report on Form 10-K for our fiscal year ended December 31, 2001, filed with the SEC on March 25, 2002;

     2. our quarterly report on Form 10-Q for the three months ended September 30, 2002 filed with the SEC on November 14, 2002;

     3. our Current Reports on Form 8-K filed with the SEC on February 4, 2002, February 27, 2002, March 1, 2002, March 25, 2002 (as amended on Form 8-K/A filed with the SEC on May 22, 2002), September 26, 2002, October 1, 2002, October 29, 2002, November 20, 2002 and
          November 27, 2002; and

     4. the description of our Common Stock included in our registration statement on Form 8-A, filed with the SEC on February 29, 2000 including any amendments or reports we file for the purpose of updating that description.

   The SEC File Number for these filings is 000-29739. These filings, our other annual, quarterly and current reports, our proxy statements and our other SEC filings may be examined, and copies may be obtained, at the following SEC public reference rooms:

   450 Fifth Street, N.W.                        500 West Madison Street
   Room 1024                                     Suite 1400
   Washington, D.C. 20549                        Chicago, Illinois 60661


   You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public on the SEC's Website at www.sec.gov. and on our website at http:// investor.register.com

   Our Common Stock is quoted on the Nasdaq National Market under the symbol "RCOM" and our SEC filings can be read at the following Nasdaq address:

   Nasdaq Operations
   1735 K Street, N.W.
   Washington, D.C. 20006

   We will also provide without charge to each person to whom a copy of the Offer to Exchange is delivered, upon the written or oral request of any such person, a copy of any or all of the documents to which we have referred you, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to:

   Register.com, Inc.
   Attention: Jack S. Levy, Esq.
   575 Eighth Avenue, 8th Floor
   New York, New York 10018

   or by contacting Jack S. Levy, at (212) 798-9100 or jlevy@register.com.

   As you read the foregoing documents, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this Offer to Exchange, you should rely on the statements made in the most recent document.

   The information contained in this Offer to Exchange about Register.com should be read together with the information contained in the documents to which we have referred you.

19. Miscellaneous.

   This Offer to Exchange and our SEC reports referred to above include forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those stated or implied by such forward-looking statements. All statements by us regarding our expected future financial position and operating results, our business strategy, our financing plans and expected capital requirements, forecasted trends relating to our products and services or the markets in which we operate and similar matters, are forward-looking statements. These forward-looking statements are necessarily estimates reflecting the best judgment of senior management that rely on a number of assumptions concerning future events, many of which are outside of our control. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions that are difficult to predict. We undertake no obligation to update any of the forward-looking statements after the date of this Offer to Exchange.

   Our filings with the SEC, including our Quarterly Report on Form 10-Q for the period ended September 30, 2002 discuss, from pages 27 to 48, some of the important risk factors that may affect our business, results of operations and financial condition and that could cause actual results to differ materially from estimates or projections stated or implied by the forward-looking statements. These risk factors include:

   o the unpredictability of our future revenues, our ability to return to profitability and sustain or increase positive cash flow in future periods;

   o the growth rate of the domain name market;

   o financial penalties we may incur for failing to maintain a low rate of credit card chargebacks and refunds, and the potential loss of our ability to accept credit card payments from our customers;

   o market acceptance of our products and services, including our ability to secure renewals and transfers of domain name registrations;

   o weaknesses in our internal accounting controls;

   o increased expenses to upgrade and improve our managerial, operational, financial, accounting and information systems;

   o our ability to compete with VeriSign, Inc. and other registrars that may offer less expensive products and services, have longer operating histories, greater name recognition, better systems or greater resources;

   o our ability to improve our sales of existing gTLDs, generate alternative revenue streams or improve our renewal rates of gTLDs;

   o the continued weakness of the Internet advertising market;

   o the success of RegistryPro and Afilias and any additional expenditures to develop their products and services;

   o our long-term growth strategy, our ability to make suitable acquisitions and investments and manage potential growth;

   o the integration of Virtual Internet's corporate services business into ours;

   o our ability to hire and retain qualified management and technical personnel;

   o new governmental or regulatory policies regarding the domain name registration industry;

   o changes in the administration and operation of the Internet away from the use of the domain name system;

   o our ability to protect and enforce our intellectual property rights and protect ourselves from claims of third parties;

   o the possibility that our standard agreements will be held to be unenforceable;

   o possible systems disruptions or failures, including failures by our third-party service providers to deliver their services;

   o our ability to license third-party software, systems and related services on reasonable terms from reliable parties;

   o the possible failure of Internet usage to grow, or be used as a medium for commerce;

   o possible delays in product development and releases; and

   o our ability to respond to and manage technological change, changes in the size of our operations, international expansion and relationships with strategic alliances.

   In addition, participation in this stock option exchange program involves a number of potential risks, including those described below.

   o If our stock price increases after the date you surrender your existing options, your surrendered options might have been worth more than the new options that you receive in exchange for them.

   o If we are acquired before we grant new options as part of this program, depending on the terms of the acquisition, you may not receive stock options nor will you receive any other consideration in exchange for your surrendered options and/or you may be deprived of any future price appreciation in the shares subject to the new options.

   o If you participate in this offer, you will not be eligible to receive any option grants until July 16, 2003 at the earliest.

   o If your employment terminates prior to the grant of the new options, you will receive neither a new option nor the return of your surrendered option.

   o Your new option may be a Non-Statutory Stock Option, whereas your surrendered option may have been an Incentive Stock Option.

   o Even if you elect not to participate in this offer, your incentive stock options may be affected if the IRS characterizes the Offer as a "modification" of your Eligible Options.

   We are not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the Offer is not in compliance with any valid applicable law, we intend to make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law or we determine that further efforts to comply are not advisable, the Offer will not be made to, nor will tenders be accepted from or on behalf of, the option holders residing in such jurisdiction.

   We have not authorized anyone to give you any information or to make any representations in connection with the Offer other than the information and representations contained in this document or in the related Letter of Transmittal. If anyone makes any representation to you or gives you any information different from the representations and information contained herein, you must not rely upon that representation or information as having been authorized by us. We have not authorized any person to make any recommendation on our behalf as to whether you should return for exchange or refrain from returning your options for exchange pursuant to the Offer. You should rely only on the representations and information contained in this document or to which we have referred you.



Register.com, Inc.                                            January 2, 2003

                                   SCHEDULE I

  INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE OFFICERS OF REGISTER.COM,
                                      INC.

   The following table sets forth the directors and executive officers of Register.com, Inc. and their beneficial ownership of options under our Option Plans as of November 29, 2002. Our Chief Executive Officer, Executive Chairman of the Board of Directors and non-employee directors are not eligible to participate in the offer.

                                                                                          Number of Shares       Percentage of
                                                                                             Subject to              Total
                                                                                            Beneficially          Beneficially
                                                                                            Owned Options        Owned Options
                                                                                            Granted Under        Granted Under
                                                                                                 the                  the
Name                                      Position and Offices Held                         Option Plans         Option Plans#
----                                      -------------------------                         ------------         -------------
Richard D. Forman..............    President and Chief Executive Officer                       455,952               18.28%
Jonathan Stern.................    Chief Financial Officer and Vice President                   16,666                   *
Mitchell I. Quain..............    Executive Chairman of the Board of Directors                 51,250                2.45
Walt Meffert Jr................    Chief Technology Officer                                     28,213                1.37
Lori Faye Fischler.............    General Manager, Global Web Services                        128,201                5.92
David W. Hirschler.............    General Manager, Global Web Services                         34,927                1.68
Alan Kipust....................    Vice President of Operations                                     --                   *
Jack S. Levy...................    Vice President, General Counsel and Secretary               173,638                7.85
Michael Pollack................    General Manager, Corporate Services                          40,999                1.97
Taher Elgamal .................    Director                                                      1,250                   *
Peter A. Forman................    Director                                                      6,250                   *
Stanley Morten.................    Director                                                         --                   *
Jim Rosenthal..................    Director                                                     43,750                2.10
Reginald Van Lee ..............    Director                                                     53,200                2.54
All directors and executive
  officers as a group
  (14 persons).................                                                              1,034,296               45.35%

# Based on the total number of options beneficially held as of November 29, 2002.
*   Represents less than 1%.

   The address of each director and executive officer is c/o Register.com, Inc., 575 Eighth Avenue, 8th Floor, New York, New York 10018.